Exhibit 10.1

EXECUTION VERSION

Deal CUSIP Number:   650112AJ4

Revolving Facility CUSIP Number:    650112AK1

SECOND AMENDED AND RESTATED

CREDIT AGREEMENT

Dated as of June 13, 2025

among

THE NEW YORK TIMES COMPANY,

as the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and

L/C Issuer, and

The Other Lenders Party Hereto

************************************

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

U.S. BANK NATIONAL ASSOCIATION

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents,

BOFA SECURITIES, INC.,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

U.S. BANK NATIONAL ASSOCIATION

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

Section	Page

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS	2

1.01 Defined Terms	2
1.02 Other Interpretive Provisions	27
1.03 Accounting Terms	28
1.04 Rounding	29
1.05 Times of Day	29
1.06 Letter of Credit Amounts	29
1.07 Interest Rates	29

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS	29

2.01 Revolving Loans	29
2.02 Borrowings, Conversions and Continuations of Revolving Loans	30
2.03 Letters of Credit	31
2.04 Swing Line Loans	38
2.05 Prepayments	41
2.06 Termination or Reduction of Commitments	42
2.07 Repayment of Loans	42
2.08 Interest	42
2.09 Fees	43
2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate	43
2.11 Evidence of Debt	44
2.12 Payments Generally; Administrative Agent’s Clawback	44
2.13 Sharing of Payments by Lenders	46
2.14 Increase in Commitments	47
2.15 Cash Collateral	48
2.16 Defaulting Lenders	49
2.17 Assignment and Reallocation of Existing Commitments and Existing Loans	51

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY	52

3.01 Taxes	52
3.02 Illegality	56
3.03 Inability to Determine Rates, etc.	58
3.04 Increased Costs; Reserves on Term SOFR Loans	57
3.05 Compensation for Losses	59
3.06 Mitigation Obligations; Replacement of Lenders	59
3.07 Survival	60

ARTICLE IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	60

4.01 Conditions of Initial Credit Extension	60
4.02 Conditions to all Credit Extensions	62

ARTICLE V. REPRESENTATIONS AND WARRANTIES	62

5.01 Existence, Qualification and Power	62
5.02 Authorization; No Contravention	62
5.03 Governmental Authorization; Other Consents	63
5.04 Binding Effect	63
5.05 Financial Statements; No Material Adverse Effect	63

i

5.06 Litigation	63
5.07 No Default	63
5.08 Ownership of Property; Liens	64
5.09 Environmental Compliance	64
5.10 Insurance	64
5.11 Taxes	64
5.12 ERISA Compliance	64
5.13 Subsidiaries; Equity Interests	65
5.14 Margin Regulations; Investment Company Act	65
5.15 Disclosure	65
5.16 Compliance with Laws	66
5.17 Taxpayer Identification Number	66
5.18 Intellectual Property; Licenses, Etc.	66
5.19 OFAC	66
5.20 Anti-Corruption Laws, etc.	66
5.21 Affected Financial Institutions	66
5.22 Covered Entities	67
5.23 Outbound Investment Rule	67

ARTICLE VI. AFFIRMATIVE COVENANTS	67

6.01 Financial Statements	67
6.02 Certificates; Other Information	68
6.03 Notices	70
6.04 Payment of Obligations	70
6.05 Preservation of Existence, Etc.	70
6.06 Maintenance of Properties	70
6.07 Maintenance of Insurance	71
6.08 Compliance with Laws	71
6.09 Books and Records	71
6.10 Inspection Rights	71
6.11 Use of Proceeds	71
6.12 Additional Guarantors	71
6.13 Anti-Corruption Laws; Sanctions; etc.	72

ARTICLE VII. NEGATIVE COVENANTS	72

7.01 Liens	72
7.02 Investments	74
7.03 Indebtedness	75
7.04 Fundamental Changes	77
7.05 Dispositions	77
7.06 Restricted Payments	78
7.07 Change in Nature of Business	79
7.08 Transactions with Affiliates	79
7.09 Burdensome Agreements	80
7.10 Use of Proceeds	80
7.11 Financial Covenant	80
7.12 Limitation on Accounting Changes	80
7.13 Fiscal Year	80
7.14 Amendments of Organization Documents	81
7.15 Sanctions	81
7.16 Anti-Corruption Laws, etc.	81
7.17 Midtown Insurance	81
7.18 Outbound Investment Rule	81

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES	81

8.01 Events of Default	81
8.02 Remedies Upon Event of Default	83
8.03 Application of Funds	84

ARTICLE IX. ADMINISTRATIVE AGENT	85

9.01 Appointment and Authority	85
9.02 Rights as a Lender	85
9.03 Exculpatory Provisions	85
9.04 Reliance by Administrative Agent	86
9.05 Delegation of Duties	87
9.06 Resignation of Administrative Agent	87
9.07 Non-Reliance on the Administrative Agent, the Arranger and Other Lenders	88
9.08 No Other Duties, Etc.	89
9.09 Administrative Agent May File Proofs of Claim	89
9.10 Guaranty Matters	90
9.11 Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements	90
9.12 Certain ERISA Matters	90
9.13 Recovery of Erroneous Payments	91

ARTICLE X. MISCELLANEOUS	92

10.01 Amendments, Etc.	92
10.02 Notices; Effectiveness; Electronic Communication	93
10.03 No Waiver; Cumulative Remedies; Enforcement	95
10.04 Expenses; Indemnity; Damage Waiver	96
10.05 Payments Set Aside	97
10.06 Successors and Assigns	98
10.07 Treatment of Certain Information; Confidentiality	102
10.08 Right of Setoff	103
10.09 Interest Rate Limitation	103
10.10 Integration; Effectiveness	104
10.11 Survival of Representations and Warranties	104
10.12 Severability	104
10.13 Replacement of Lenders	104
10.14 Governing Law; Jurisdiction; Etc.	105
10.15 Waiver of Jury Trial	106
10.16 No Advisory or Fiduciary Responsibility	106
10.17 Electronic Execution; Electronic Records; Counterparts	107
10.18 Entire Agreement	108
10.19 Subordination	108
10.20 USA PATRIOT Act	108
10.21 Acknowledgement and Consent to Bail-In of Affected Financial Institutions	109
10.22 Acknowledgement Regarding Any Supported QFCs	109
10.23 Effectiveness of Amendment and Restatement	110

SCHEDULES

2.01	Commitments and Applicable Percentages
2.03	Existing Letters of Credit
5.05	Supplement to Interim Financial Statements
5.06	Litigation
5.09	Environmental Matters
5.12	Pension Plans
5.13	Subsidiaries and Other Equity Investments
5.18	Intellectual Property Matters
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

A	Revolving Loan Notice
B	Swing Line Loan Notice
C	Form of Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F	Form of Guaranty
G-1	Form of U.S. Tax Compliance Certificate – Foreign Lenders (Not Partnerships)
G-2	Form of U.S. Tax Compliance Certificate – Non-U.S. Participants (Not Partnerships)
G-3	Form of U.S. Tax Compliance Certificate – Non-U.S. Participants (Partnerships)
G-4	Form of U.S. Tax Compliance Certificate – Foreign Lenders (Partnerships)
H	Form of Guaranteed Obligations Designation Notice
I	Form of Notice of Loan Prepayment

SECOND AMENDED AND RESTATED

CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of June 13, 2025 among THE NEW YORK TIMES COMPANY, a New York corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

PRELIMINARY STATEMENTS:

WHEREAS, the Borrower, the lenders party thereto (such lenders, the “Existing Lenders”) and the Administrative Agent were, immediately prior to the Restatement Effective Date, party to that certain Amended and Restated Credit Agreement, dated as of July 27, 2022 (as amended, restated or otherwise modified prior to the date hereof, the “Existing Credit Agreement”) pursuant to which the Existing Lenders provided a revolving credit facility to the Borrower in an initial aggregate principal amount of $350,000,000 and made extensions of credit (including loans (the “Existing Loans”)) to the Borrower on the terms and conditions set forth therein;

WHEREAS, the Borrower has requested that the Existing Credit Agreement be amended and restated in its entirety to become effective and binding on the Borrower pursuant to the terms of this Agreement, and the Lenders (including the Existing Lenders) have agreed (subject to the terms of this Agreement) to amend and restate the Existing Credit Agreement in its entirety to read as set forth in this Agreement, and it has been agreed by the parties to the Existing Credit Agreement that (a) the Aggregate Commitments (as defined in the Existing Credit Agreement) shall be hereby increased to an aggregate principal amount of $400,000,000, (b) the commitments which the Existing Lenders have agreed to extend to the Borrower under the Existing Credit Agreement shall be extended or advanced upon the amended and restated terms and conditions contained in this Agreement, and (c) the Existing Loans, Letters of Credit and other Obligations (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement shall be governed by and deemed to be outstanding under the amended and restated terms and conditions contained in this Agreement, with the intent that the terms of this Agreement shall supersede the terms of the Existing Credit Agreement (each of which shall hereafter have no further effect upon the parties thereto, other than for accrued fees and expenses, and indemnification provisions accrued and owing, under the terms of the Existing Credit Agreement prior to the Restatement Effective Date or arising (in the case of indemnification) under the terms of the Existing Credit Agreement);

WHEREAS, without limiting any of the foregoing, it is the intent of the parties hereto that this Agreement not constitute a novation of the “Obligations” under and as defined in the Existing Credit Agreement;

WHEREAS, it is the intent of the Loan Parties to confirm that all Obligations shall continue in full force and effect and that, from and after the Restatement Effective Date, all references to the “Credit Agreement” contained in the Loan Documents shall be deemed to refer to this Agreement; and

WHEREAS, the Lenders have indicated their willingness to extend, or continue to extend and increase, as applicable, credit and the L/C Issuer has indicated its willingness to issue, or continue to issue, as applicable, Letters of Credit, in each case, subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction or series of related transactions resulting in the acquisition by any Loan Party, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person.

“Act” has the meaning specified in Section 10.20.

“Additional Guaranteed Obligations” means (a) all obligations arising under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements and (b) all reasonable and documented costs and expenses incurred by the Lenders in connection with enforcement and collection of the foregoing, including the all reasonable and documented fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided that Additional Guaranteed Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders. On the Restatement Effective Date, the aggregate principal amount of the Aggregate Commitments is $400,000,000.

“Agreement” means this Second Amended and Restated Credit Agreement.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.16. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments and to any Lender’s status as a Defaulting Lender at the time of determination. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate
Pricing Level	Consolidated Leverage Ratio	Commitment Fee	Term SOFR /Letters of Credit	Base Rate
1	<1.00:1.00	0.20%	1.10%	0.10%
2	≥1.00:1.00 but <2.00:1.00	0.20%	1.35%	0.35%
3	≥2.00:1.00 but <3.00:1.00	0.20%	1.60%	0.60%
4	≥3.00:1.00	0.20%	1.85%	0.85%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. The Applicable Rate in effect from the Restatement Effective Date until the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b) for the first full fiscal quarter to occur following the Restatement Effective Date to the Administrative Agent shall be determined based upon Pricing Level 1.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means, collectively, BofA Securities, JPMorgan Chase Bank, National Association, and Wells Fargo Securities, LLC, in their capacities as joint lead arrangers and joint bookrunners.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Audited Financial Statements” means the audited Consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2024, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Restatement Effective Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) Term SOFR plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. Notwithstanding the foregoing, if the Base Rate, as calculated in accordance with the foregoing provisions, shall be less than one percent (1.00%), such rate shall be deemed one percent (1.00%) for purposes of this Agreement.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BofA Securities” means BofA Securities, Inc. and its successors.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Capital Lease” means each lease that has been or is required to be, in accordance with GAAP, classified and accounted for as a capital lease or financing lease.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer. “Cash Collateral” and “Cash Collateralized” shall each have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Cash Management Bank” means any Person in its capacity as a party to a Cash Management Agreement that, (a) at the time it enters into a Cash Management Agreement with a Loan Party or any Subsidiary, is a Lender or an Affiliate of a Lender, or (b) on the Original Closing Date or otherwise at the time it (or its Affiliate) becomes a Lender, is a party to a Cash Management Agreement with a Loan Party or any Subsidiary, in either case, in its capacity as a party to such Cash Management Agreement (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided that, for any of the foregoing to be included as a “Guaranteed Cash Management Agreement” on any date of determination by the Administrative Agent, the applicable Cash Management Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Guaranteed Obligations Designation Notice to the Administrative Agent prior to such date of determination.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which:

(a) at any time the Permitted Holders cease to own, at such time, in the aggregate, directly or indirectly, beneficially and of record, at least the majority of the then outstanding Class B Common Stock of Borrower (or any successor class of common stock with voting rights substantially identical in all material respects to those in existence on the Original Closing Date or in the event no such class exists, the common shares with voting rights); or

(b) at any time the Permitted Holders shall cease to have, at such time, the right and the ability by voting power, contract or otherwise to elect (whether by designation or otherwise) at least a majority of the board of directors or equivalent governing body of the Borrower.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986.

“Collateral Account” has the meaning specified in Section 2.03(o).

“Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Communication” means this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP, (a) Consolidated Net Income for the most recently completed Measurement Period plus (b) the following to the extent deducted in calculating such Consolidated Net Income (without duplication): (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) pension, retiree medical and multi-employer benefit payments, (iv) depreciation and amortization expense, (v) pension-related expenses, (vi) pension service costs, (vii) special pension charges, (viii) withdrawal charges in respect of Multiemployer Plans, (ix) non-recurring cash expenses, costs or charges incurred by Borrower or its Subsidiaries during such period, including, without limitation and by way of example only, severance costs, headquarter redesign costs, and restructuring charges; provided that the aggregate amount of all such cash expenses, costs or charges added back pursuant to this clause (ix) shall not, in the aggregate in any applicable period, exceed 20% of Consolidated EBITDA in such period (calculated before giving effect to such add back), (x) pro forma cost-savings and cost synergies (in each case, calculated in accordance with Section 1.03(c)) resulting from Permitted Acquisitions and permitted Dispositions consummated during such period, solely to the extent that the Borrower determines in good faith that such cost-savings and cost synergies are reasonably expected to be realized based upon specifically identified and factually supportable actions taken or to be taken within twelve (12) months of the date of such Acquisitions or Dispositions; provided that the aggregate amount of all cost-savings and cost synergies added back pursuant to this clause (x) shall not, in the aggregate in any applicable period, exceed 10% of Consolidated EBITDA in such period (calculated before giving effect to such add back) and (xi) other non-cash charges and losses for such period (excluding any such non-cash charges or losses to the extent (A) there were cash charges with respect to such charges and losses in past accounting periods or (B) there is a reasonable expectation that there will be cash charges with respect to such charges and losses in future accounting periods), and minus (c) the following to the extent included in calculating such Consolidated Net Income (without duplication): (i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash gains to the extent (A) there were cash gains with respect to such gains in past accounting periods or (B) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods).

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a Consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial but excluding letters of credit to the extent of any cash collateral therefor), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations, (f) all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (g) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Borrower or any Subsidiary, and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date (less the Encumbered Property Escrow Amount as of such date) to (b) Consolidated EBITDA of the Borrower and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period.

“Consolidated Net Income” means, at any date of determination, for the Borrower and its Subsidiaries on a Consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for the most recently completed Measurement Period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” has the meaning specified in Section 10.22(b).

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided that with respect to a Term SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory itself is the subject of any Sanction, including, as of the Restatement Effective Date, the Crimea and non-government controlled areas of Ukraine, Cuba, Iran, North Korea and Syria.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of any political subdivision of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Encumbered Property” means, collectively, the real property and related fixtures that comprise (a) the corporate headquarters of the Borrower located at 620 Eighth Avenue, New York, New York and (b) the printing facility and real property of the Borrower located at 25-70 Whitestone Expressway, College Point, New York 11354.

“Encumbered Property Escrow Amount” means, as of any date of determination, an amount equal to the cash and cash equivalents held in an escrow account or other similar account restricting the use of such cash and cash equivalents solely to the repayment or prepayment of any Encumbered Property Indebtedness, which account and related arrangements and restrictions shall be with a nationally-recognized bank, financial institution or other escrow agent, and otherwise on customary and market terms for escrow arrangements of the type referred to in this definition; provided that if, on any date of determination, the then Encumbered Property Escrow Amount exceeds the aggregate principal amount of Encumbered Property Indebtedness then outstanding on such date, for purposes of any calculation of the Consolidated Leverage Ratio on such date, the Encumbered Property Escrow Amount shall be deemed to equal the aggregate principal amount of Encumbered Property Indebtedness on such date.

“Encumbered Property Indebtedness” means Indebtedness of any Subsidiary of the Borrower outstanding under Section 7.03(g).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, Laws (including common law), regulations, standards, ordinances, rules, judgments, interpretations, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of human health and safety, the environment and natural resources or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, directly or indirectly relating to (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Plan under Section 4041(c) of ERISA or the termination of any Pension Plan under Section 4041(c) of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan under Section 4042 of ERISA; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan by the PBGC; (g) a determination that any Pension Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (h) receipt by the Borrower or any ERISA Affiliate of any notice that a Multiemployer Plan is in endangered or critical status within the meaning of Section 432 of the Code and Section 305 of ERISA; or (i) the imposition of any liability under Title IV of ERISA with respect to any Pension Plan, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.11 and any other “keepwell”, support or other agreement for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” has the meaning specified in the recitals hereto.

“Existing Lenders” has the meaning specified in the recitals hereto.

“Existing Letters of Credit” means those certain standby letters of credit set forth on Schedule 2.03.

“Existing Loans” has the meaning specified in the recitals hereto.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Aggregate Commitments have terminated, (b) all Obligations have been paid in full (other than contingent indemnification obligations), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the L/C Issuers shall have been made).

“Family Members” has the meaning specified in the definition of Permitted Holders.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, as of the date of this Agreement (or any amended or successor version described above) and any intergovernmental agreement (and related fiscal or regulatory legislation, or related official rules or practices) implementing the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement dated May 1, 2025, among the Borrower, the Administrative Agent and BofA Securities.

“Foreign Lender” means (a) if the Borrower is a “United States Person” as defined in Section 7701(a)(30) of the Code, a Lender that is not a “United States Person” as defined in Section 7701(a)(30) of the Code, and (b) if the Borrower is not a “United States Person” as defined in Section 7701(a)(30) of the Code, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra- national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Cash Management Agreement” means any Cash Management Agreement between any Loan Party and any of its Subsidiaries and any Cash Management Bank.

“Guaranteed Hedge Agreement” means any Swap Contract required or permitted under Article VI or VII that is entered into by and between any Loan Party and any of its Subsidiaries and any Hedge Bank.

“Guaranteed Obligations” means all Obligations and all Additional Guaranteed Obligations.

“Guaranteed Obligations Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit H.

“Guaranteed Parties” has the meaning specified in Section 10.19.

“Guarantors” means, collectively, the Subsidiaries listed on Part (c) of Schedule 5.13 and each other Domestic Subsidiary that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit F, together with any supplements thereto, in each case, as reaffirmed on the Restatement Effective Date pursuant to the Reaffirmation Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person in its capacity as a party to a Swap Contract that, (a) at the time it enters into a Swap Contract required by or not prohibited under Articles VI or VII, is a Lender or an Affiliate of a Lender, or (b) on the Original Closing Date or otherwise at the time it (or its Affiliate) becomes a Lender, is a party to a Swap Contract required by or not prohibited under Articles VI or VII, in each case, in its capacity as a party to such Swap Contract (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided that, in the case of a Guaranteed Hedge Agreement with a Person who is no longer a Lender (or Affiliate of a Lender), such Person shall be considered a Hedge Bank only through the stated termination date (without extension or renewal) of such Guaranteed Hedge Agreement and provided further that for any of the foregoing to be included as a “Guaranteed Hedge Agreement” on any date of determination by the Administrative Agent, the applicable Hedge Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Guaranteed Obligations Designation Notice to the Administrative Agent prior to such date of determination.

“Immaterial Subsidiary” means any Subsidiary of the Borrower (other than NYT Real Estate and Midtown Insurance) that, as of any date of determination, (a) is not a Guarantor, (b) has been designated in writing by the Borrower to the Administrative Agent as an “Immaterial Subsidiary” and (c) as of the last day of the fiscal quarter of the Borrower then most recently ended, does not (i) own assets with an aggregate value in excess of 10.00% of the value of the Consolidated assets of the Borrower and its Subsidiaries and (ii) have revenues exceeding 10.00% of the Consolidated revenues of the Borrower and its Subsidiaries for such fiscal quarter; provided that if, as of the last day of any fiscal quarter of the Borrower, (x) the aggregate value of the assets owned by all of the Subsidiaries of the Borrower that satisfy the requirements set forth in clauses (a), (b) and (c) above (excluding, for the avoidance of doubt, NYT Real Estate and Midtown Insurance) shall have a value in excess of 20.00% of the value of the Consolidated assets of the Borrower and its Subsidiaries as of such date, or (y) the combined revenues of all such Subsidiaries shall exceed 20.00% of the Consolidated revenues of the Borrower and its Subsidiaries for such fiscal quarter, then (i) the Borrower shall immediately designate one or more such Subsidiaries as no longer constituting “Immaterial Subsidiaries” or (ii) absent such designation, the fewest number of such Subsidiaries shall collectively and automatically be deemed not to constitute Immaterial Subsidiaries, in each case, to the extent required for the tests in the immediately preceding clauses (x) and (y) to be satisfied. Upon any such Subsidiary ceasing to be an Immaterial Subsidiary pursuant to the preceding sentence, Borrower shall cause such Subsidiary to comply with Section 6.12. Notwithstanding anything herein to the contrary, the Borrower shall never be deemed to be an Immaterial Subsidiary.

“Increase Effective Date” has the meaning specified in Section 2.14(d).

“Incremental Loan Amount” means, as of any date of determination, an amount equal to (a) $200,000,000 minus (b) the aggregate principal amount of all increases in the Aggregate Commitments theretofore made under Section 2.14 (as reduced by the principal amount of any permanent reduction or termination of such Aggregate Commitments).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 120 days after the date on which such trade account payable was created; provided that no trade account under which the Borrower or any Subsidiary is an account debtor and which is past due for more than 120 days post-creation date shall be deemed to be “Indebtedness” of the Borrower or such Subsidiary unless and until the aggregate balance of all such past-due trade accounts exceeds $2,500,000);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Capital Leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes. “Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided that if any Interest Period for a Term SOFR Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one (1), three (3) or six (6) months thereafter, as selected by the Borrower in its Revolving Loan Notice (in the case of each requested Interest Period, subject to availability); provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance, or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.18.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Disbursement” means a payment made by the L/C Issuer pursuant to a Letter of Credit.

“L/C Issuer” means Bank of America, in its capacity as issuer of Letters of Credit hereunder. The L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, including any automatic or scheduled increases provided for by the terms of such Letters of Credit, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all Unreimbursed Amounts, including all L/C Borrowings. The L/C Obligations of any Lender at any time shall be its Applicable Percentage of the total L/C Obligations at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the Obligations of the Borrower and each Lender shall remain in full force and effect until the L/C Issuer and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto and, unless the context requires otherwise, includes the Swing Line Lender.

“Lender Party” and “Lender Recipient Party” means collectively, the Lenders, the Swing Line Lender and the L/C Issuer.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder, including any Existing Letter of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Fee” has the meaning specified in Section 2.03(j).

“Letter of Credit Sublimit” means an amount equal to $40,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Leverage Increase Period” has the meaning specified in Section 7.11.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, easement, right-of-way or other encumbrance on title to real property, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, including schedules and exhibits hereto, each Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.15 of this Agreement, the Guaranty, the Reaffirmation Agreement, and any amendments, modifications or supplements hereto or to any other Loan Document or waivers hereof or to any other Loan Document.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Acquisition” has the meaning specified in clause (h) of the definition of Permitted Acquisition.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender, taken as a whole, under any Loan Document, or of the ability of any Loan Party to perform its payment obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means June 13, 2030; provided that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower.

“Midtown Insurance” means the Midtown Insurance Company, a New York captive insurance corporation and a wholly-owned Subsidiary of the Borrower, or another wholly-owned Subsidiary of the Borrower acting in a comparable capacity as captive insurer for the Borrower and its Subsidiaries.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or otherwise would reasonably be expected to have any liability.

“Multiple Employer Plan” means a Pension Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Non-Core Assets” means any assets, divisions or lines of business or other business unit acquired pursuant to a Permitted Acquisition or an Investment permitted by Section 7.02 after the Restatement Effective Date, which assets, divisions or lines of business or other business unit, in the reasonable and good faith judgment of the management or board of directors of the Borrower at the time of such Disposition, are not necessary for the conduct of the business of the Borrower and its Subsidiaries taken as a whole.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit I or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“NYT Real Estate” means NYT Real Estate Company LLC, a New York limited liability company.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of the Loan Parties to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Loan Parties; provided that the Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non- U.S. jurisdiction) and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Closing Date” means September 10, 2019.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the Restatement Effective Date, and as codified at 31 C.F.R. § 850.101 et seq.

“Outstanding Amount” means (i) with respect to Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards with respect to Pension Plans and set forth in Sections 412, 430, and 436 of the Code and Sections 302 and 303 of ERISA.

“Pension Plan” means any employee pension benefit plan, other than a Multiple Employer Plan or a Multiemployer Plan, that is maintained or is contributed to by the Borrower and any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means any transaction or series of related transactions resulting in the Acquisition by the Borrower or any Subsidiary, whether by purchase, merger or otherwise, of all or substantially all of the assets or Equity Interests of, or a business line or unit or a division of, any Person; provided the following are satisfied or waived in accordance with Section 10.01:

(a) immediately prior to such Acquisition, and after giving effect thereto, no Specified Default shall have occurred and be continuing or would result therefrom;

(b) the Loan Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent that, after giving pro forma effect to such Acquisition and the transactions related thereto (including the assumption or incurrence of any Indebtedness in connection therewith), the Consolidated Leverage Ratio shall not be greater than 3.50:1.00 for the Measurement Period most recently ended;

(c) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable government approvals;

(d) such Acquisition shall not be a “hostile” acquisition and shall have been approved by the board of directors (or equivalent) and/or shareholders (or equivalent) of the target;

(e) immediately after giving effect to such Acquisition, each Loan Party and each Subsidiary of each Loan Party shall be in compliance with Section 7.07;

(f) each of the Lenders shall have received, reasonably in advance of the consummation of such Acquisition, all the documentation and other information reasonably requested by such Lender in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, and the Administrative Agent shall have received a fully- executed IRS Form W9 (or its equivalent) for the target;

(g) the Borrower shall take, or shall cause to be taken, promptly after the date such Acquisition is consummated, each of the actions set forth in Section 6.12, if and as applicable; and

(h) the Administrative Agent shall have received not less than five (5) Business Days prior to the consummation of any Acquisition (or series of related Acquisitions) with a purchase price in excess of $100,000,000 (any such Acquisition (or series of related Acquisitions), a “Material Acquisition”) (i) a description of the material terms of such Acquisition(s), including the aggregate purchase price therefor and (ii) a third-party quality of earnings report with respect to the target prepared by a nationally recognized independent public accounting firm.

“Permitted Default Dividend” means a Permitted Quarterly Dividend declared or made after the occurrence and during the continuation of any Specified Default.

“Permitted Holders” mean any descendants (or any spouse thereof) of Iphigene Ochs Sulzberger (the “Family Members”) or any beneficiary or trustee (as the same may change from time to time) of a trust majority-owned and Controlled by the Family Members.

“Permitted Quarterly Dividends” means quarterly cash dividends declared or made by the Borrower to its stockholders at a rate consistent with its quarterly dividend rate as of the Restatement Effective Date.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Reaffirmation Agreement” means the Reaffirmation Agreement, dated as of the Restatement Effective Date, executed and delivered by the each of the Loan Parties, in favor of the Administrative Agent.

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 10.06(c).

“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Revolving Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that (a) the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or the L/C Issuer, as the case may be, in making such determination and (b) this definition is subject to Section 3.03.

“Rescindable Amount” has the meaning as defined in Section 2.12(b)(ii).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, general counsel, any executive vice president, any vice president or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary, any assistant secretary, any executive vice president or any vice president of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restatement Effective Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Revolving Loan” has the meaning specified in Section 2.01.

“Revolving Loan Notice” means a notice of (a) a Revolving Borrowing, (b) a conversion of Revolving Loans from one Type to the other, or (c) a continuation of Term SOFR Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Rule 10b5-1 Plan” has the meaning specified in Section 7.06(e).

“Sanction(s)” means any economic or financial sanction or trade embargoes imposed, administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”), the Hong Kong Monetary Authority or other relevant sanctions authority.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“Specified Default” means (a) an Event of Default or (b) any Default in respect of the Borrower of the type referred to in Section 8.01(f) or (g).

“Specified Event of Default” means an Event of Default under Section 8.01(a), (f) or (g), or an Event of Default under 8.01(b) (solely with respect to failure to comply with Section 7.11).

“Subordinating Loan Party” has the meaning specified in Section 10.19.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Successor Rate” has the meaning specified in Section 3.03(b).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans hereunder, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means:

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto;

provided that if Term SOFR determined in accordance with either of clauses (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” means a Revolving Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Threshold Amount” means $50,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Credit Exposure of such Lender at such time.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means, with respect to a Revolving Loan, its character as a Base Rate Loan or a Term SOFR Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(f).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(g)(ii)(B)(III).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail- In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c) Certain Financial Calculations. As of any date of determination, for purposes of determining the Consolidated Leverage Ratio (and any financial calculations required to be made or included within such ratio), the calculation of such ratio and other financial calculations shall include or exclude, as the case may be, the effect of any assets or businesses that have been acquired or Disposed of by the Borrower or any of its Consolidated Subsidiaries pursuant to the terms hereof (including through mergers or consolidations) as of such date of determination, as determined by the Borrower on a pro forma basis in accordance with GAAP, which determination may (subject, in any event, to the limitations set forth in clause (b)(x) of the definition of “Consolidated EBITDA”) include one-time adjustments or reductions in costs, if any, directly attributable to any such permitted Disposition or Permitted Acquisition, as the case may be, in each case (i) calculated in accordance with Regulation S-X of the Securities Act of 1933 for the most recently completed Measurement Period in respect of such covenant and (ii) giving effect to any such Permitted Acquisition or permitted Disposition as if it had occurred on the first day of such Measurement Period in respect of such covenant.

(d) Consolidation of Variable Interest Entities. All references herein to Consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a Consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07 Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided that after giving effect to any Revolving Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Revolving Loans.

(a) Each Revolving Borrowing, each conversion of Revolving Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Revolving Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Revolving Loan Notice. Each such Revolving Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Revolving Loans that are Base Rate Loans. Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Revolving Loan Notice shall specify (i) whether the Borrower is requesting a Revolving Borrowing, a conversion of Revolving Loans from one Type to the other, or a continuation of Term SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans to be borrowed, converted or continued, (iv) the Type of Revolving Loans to be borrowed or to which existing Revolving Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Revolving Loan in a Revolving Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Revolving Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Revolving Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Revolving Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Revolving Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Revolving Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Revolving Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Revolving Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided that if, on the date the Revolving Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Term SOFR Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the outstanding Term SOFR Loans be converted immediately to Base Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate.

(e) After giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than five (5) Interest Periods in effect with respect to Revolving Loans.

(f) Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

(g) With respect to SOFR or Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

2.03 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request the L/C Issuer, in reliance on the agreements of the Lenders set forth in this Section 2.03, to issue, at any time and from time to time during the Availability Period, Letters of Credit denominated in Dollars for its own account or the account of any of its Subsidiaries in such form as is acceptable to the Administrative Agent and the L/C Issuer in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Commitments. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto and deemed L/C Obligations, and from and after the Restatement Effective Date shall be subject to and governed by the terms and conditions hereof.

(b) Notice of Issuance, Amendment, Extension, Reinstatement or Renewal. To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date, or reinstatement of amounts paid, or renewal of an outstanding Letter of Credit), the Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the L/C Issuer) to the L/C Issuer and to the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, reinstated or renewed, and specifying the date of issuance, amendment, extension, reinstatement or renewal (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (d) of this Section 2.03), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, amend, extend, reinstate or renew such Letter of Credit. If requested by the L/C Issuer, the Borrower also shall submit a Letter of Credit Application and reimbursement agreement on the L/C Issuer’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of Letter of Credit Application and reimbursement agreement or other agreement submitted by the Borrower to, or entered into by the Borrower with, the L/C Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c) Limitations on Amounts, Issuance and Amendment. A Letter of Credit shall be issued, amended, extended, reinstated or renewed only if (and upon issuance, amendment, extension, reinstatement or renewal of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, reinstatement or renewal (i) the aggregate L/C Obligations shall not exceed the Letter of Credit Sublimit, (ii) the Revolving Credit Exposure of any Lender shall not exceed its Commitment and (iii) the sum of the total Revolving Credit Exposures shall not exceed the total Commitments.

(i) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Restatement Effective Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Restatement Effective Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $250,000; or

(D) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(E) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(ii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(d) Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) the date twelve (12) months after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, twelve (12) months after the then-current expiration date of such Letter of Credit) and (ii) the date that is five (5) Business Days prior to the Maturity Date.

(e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of the L/C Issuer or the Lenders, the L/C Issuer hereby grants to each Lender, and each Lender hereby acquires from the L/C Issuer, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this clause (e) in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, extension, reinstatement or renewal of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

In consideration and in furtherance of the foregoing, each Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent, for account of the L/C Issuer, such Lender’s Applicable Percentage of each L/C Disbursement made by the L/C Issuer not later than 1:00 p.m. on the Business Day specified in the notice provided by the Administrative Agent to the Lenders pursuant to Section 2.03(f) until such L/C Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason, including after the Maturity Date. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.02 with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this Section 2.03), and the Administrative Agent shall promptly pay to the L/C Issuer the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to Section 2.03(f), the Administrative Agent shall distribute such payment to the L/C Issuer or, to the extent that the Lenders have made payments pursuant to this clause (e) to reimburse the L/C Issuer, then to such Lenders and the L/C Issuer as their interests may appear. Any payment made by a Lender pursuant to this clause (e) to reimburse the L/C Issuer for any L/C Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.

Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit at each time such Lender’s Commitment is amended pursuant to the operation of Section 2.14, as a result of an assignment in accordance with Section 10.06 or otherwise pursuant to this Agreement.

If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(e), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(f) Reimbursement. If the L/C Issuer shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse the L/C Issuer in respect of such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 12:00 noon on (i) the Business Day that the Borrower receives notice of such L/C Disbursement, if such notice is received prior to 10:00 a.m. or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, provided that, if such L/C Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 or Section 2.04 that such payment be financed with a Borrowing of a Revolving Loan that is a Base Rate Loan or a Swing Line Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of a Revolving Loan that is a Base Rate Loan or a Swing Line Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof (the “Unreimbursed Amount”) and such Lender’s Applicable Percentage thereof. Promptly upon receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the Unreimbursed Amount pursuant to Section 2.03(e), subject to the amount of the unutilized portion of the Aggregate Commitments. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(f) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(g) Obligations Absolute. The Borrower’s obligation to reimburse L/C Disbursements as provided in clause (f) of this Section 2.03 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:

(i) any lack of validity or enforceability of this Agreement, any other Loan Document or any Letter of Credit, or any term or provision herein or therein;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit required that demand be in the form of a draft;

(vi) any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;

(vii) payment by the L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.03, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

None of the Administrative Agent, the Lenders, the L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the L/C Issuer or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by the L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the L/C Issuer (as finally determined by a court of competent jurisdiction), the L/C Issuer shall be deemed to have exercised care in each such determination, and that:

(i) the L/C Issuer may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation;

(ii) the L/C Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;

(iii) the L/C Issuer shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iv) this sentence shall establish the standard of care to be exercised by the L/C Issuer when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by Applicable Law, any standard of care inconsistent with the foregoing).

Without limiting the foregoing, none of the Administrative Agent, the Lenders, the L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of (A) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (B) the L/C Issuer declining to take-up documents and make payment (x) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (y) following a Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (C) the L/C Issuer retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to the L/C Issuer.

(h) Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued by it (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such Law or practice.

(i) Benefits. The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(j) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.16, with its Applicable Percentage a Letter of Credit Fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Specified Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(k) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum equal to the percentage separately agreed upon between the Borrower and the L/C Issuer, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(l) Disbursement Procedures. The L/C Issuer for any Letter of Credit shall, within the time allowed by Applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. the L/C Issuer shall promptly after such examination notify the Administrative Agent and the Borrower in writing of such demand for payment if the L/C Issuer has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the L/C Issuer and the Lenders with respect to any such L/C Disbursement.

(m) Interim Interest. If the L/C Issuer for any Letter of Credit shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that if the Borrower fails to reimburse such L/C Disbursement when due pursuant to clause (f) of this Section 2.03, then Section 2.08(b) shall apply. Interest accrued pursuant to this clause (m) shall be for account of the L/C Issuer, except that interest accrued on and after the date of payment by any Lender pursuant to clause (f) of this Section 2.03 to reimburse the L/C Issuer shall be for account of such Lender to the extent of such payment.

(n) Replacement of the L/C Issuer. the L/C Issuer may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of the L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to Section 2.03(j). From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to include such successor or any previous L/C Issuer, or such successor and all previous L/C Issuer, as the context shall require. After the replacement of the L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(o) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives written notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with L/C Obligations representing at least 66-2/3% of the total L/C Obligations) demanding the deposit of Cash Collateral pursuant to this clause (o), the Borrower shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent (the “Collateral Account”) an amount in cash equal to 103% of the total L/C Obligations as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (f) of Section 8.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. In addition, and without limiting the foregoing or clause (d) of this Section 2.03, if any L/C Obligations remain outstanding after the expiration date specified in said clause (d), the Borrower shall immediately deposit into the Collateral Account an amount in cash equal to 103% of such L/C Obligations as of such date plus any accrued and unpaid interest thereon.

The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys in the Collateral Account shall be applied by the Administrative Agent to reimburse the L/C Issuer for L/C Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Obligations at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with L/C Obligations representing 66-2/3% of the total L/C Obligations), be applied to satisfy other Guaranteed Obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(p) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse, indemnify and compensate the L/C Issuer hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issues solely for the account of the Borrower. The Borrower irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(q) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit; provided that (x) after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment, (y) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such Swing Line Loan Notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $1,000,000, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender may, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) the Swing Line Lender at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Revolving Loan that is a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Revolving Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Revolving Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Revolving Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Revolving Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.04(c)(i) (including, without limitation, the failure to satisfy the conditions set forth in Section 4.02), the request for Revolving Loans that are Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.

(a) The Borrower may, upon notice to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of Term SOFR Loans and (B) on the date of prepayment of Revolving Loans that are Base Rate Loans (ii) any prepayment of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Revolving Loans that are Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Revolving Loans to be prepaid and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term SOFR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.16, each such prepayment shall be applied to the Revolving Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) The Borrower may, upon notice to the Swing Line Lender pursuant to delivery to the Swing Line Lender of a Notice of Loan Prepayment (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Revolving Loans and Swing Line Loans the Total Outstandings exceed the Aggregate Commitments then in effect.

2.06 Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

(a) The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.

(b) The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) the Maturity Date. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Swing Line Lender, the Borrower shall repay the outstanding Swing Line Loans made by the Swing Line Lender in an amount sufficient to eliminate any Fronting Exposure in respect of such Swing Line Loans.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate; (ii) each Revolving Loan that is Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) While any Specified Event of Default exists, any overdue amount of principal of any Loan, any overdue interest and any overdue fees otherwise payable to any of the Administrative Agent, the Lenders, the Swing Line Lender or the L/C Issuer under any Loan Document (without regard to any applicable grace periods, and whether at stated maturity, by acceleration or otherwise) shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(c) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in subsections (j) and (k) of Section 2.03:

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.16. For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Aggregate Commitments for purposes of determining the commitment fee. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Restatement Effective Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees.

(i) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter or as otherwise separately agreed in writing. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360- day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This clause (b) shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(e), 2.03(j) or 2.08 or under Article VIII. The Borrower’s obligations under this clause (b) shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 10.06(c). The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Revolving Borrowing of Term SOFR Loans (or, in the case of any Revolving Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Revolving Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Revolving Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Revolving Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Revolving Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Revolving Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Loan included in such Revolving Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.

With respect to any payment that the Administrative Agent makes for the account of the Lenders or the L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Revolving Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Revolving Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Revolving Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.13 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.15, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or Participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.13 shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14 Increase in Commitments.

(a) Request for Increase. Provided there exists no Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Aggregate Commitments by an amount not exceeding the Incremental Loan Amount; provided that (i) any such request for an increase shall be in a minimum amount of $50,000,000 an in increments of $10,000,000 in excess thereof; provided, further, that if, as of the date of any such request, the Incremental Loan Amount is less than $50,000,000, such request may be for an increase in the amount of the Incremental Loan Amount, and (ii) the Borrower may make a maximum of three (3) such requests. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, (i) the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (y) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are (i) with respect to representations and warranties that contain a materiality qualification, true and correct on and as of the Increase Effective Date and (ii) with respect to representations and warranties that do not contain a materiality qualification, true and correct in all material respects on and as of the Increase Effective Date, except, in any case, to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, (B) no Default of the type referred to in clause (a), (f) or (g) of Section 8.01 or Event of Default exists or would result therefrom, and (C) for the Measurement Period ended immediately preceding the Increase Effective Date, the Borrower is in compliance with the covenant set forth in Section 7.11, which certificate shall be prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 6.01 and the most recent Compliance Certificate delivered pursuant to Section 6.02(b) and shall evidence such compliance in reasonable detail, and (ii) (x) upon the reasonable request of any Lender made at least five (5) Business Days prior to the Increase Effective Date, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Act, in each case at least three (3) Business Days prior to the Increase Effective Date and (y) at least five (5) Business Days prior to the Increase Effective Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial

Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party. The Borrower shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(f) Conflicting Provisions. This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.15 Cash Collateral.

(a) Obligation to Cash Collateralize. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the L/C Issuer (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (determined in the case of Cash Collateral provided pursuant to clause (a) above, after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.05, 2.16 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.16 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or the Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.

(C) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer and the Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or such Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non- Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 10.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) the L/C Issuer shall not be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.17 Assignment and Reallocation of Existing Commitments and Existing Loans.

(a) Each of the parties hereto severally and for itself agrees that on the Restatement Effective Date, each Existing Lender hereby irrevocably sells, transfers, conveys and assigns, without recourse, representation or warranty (except as expressly set forth herein), to each Lender, and each such Lender hereby irrevocably purchases from such Existing Lender, a portion of the rights and obligations of such Existing Lender under the Existing Credit Agreement and each other Loan Document in respect of its Existing Loans and Commitments under (and as defined in) the Existing Credit Agreement such that, after giving effect to the foregoing purchase and any increase in the Aggregate Commitments effected pursuant hereto, each Lender’s Applicable Percentage of the Commitments and portion of the Loans for the purposes of this Agreement and each other Loan Document will be as set forth opposite such Person’s name on Schedule 2.01.

(b) Each Existing Lender hereby represents and warrants to each Lender that, immediately before giving effect to the provisions of this Section, (i) such Existing Lender is the legal and beneficial owner of the portion of its rights and obligations in respect of its Existing Loans being assigned to each Lender as set forth above; and (ii) such rights and obligations being assigned and sold by such Existing Lender are free and clear of any adverse claim or encumbrance created by such Existing Lender.

(c) Each of the Lenders hereby acknowledges and agrees that (i) other than the representations and warranties contained above, no Lender nor the Administrative Agent has made any representations or warranties or assumed any responsibility with respect to (A) any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement, the Existing Credit Agreement or any other Loan Document or (B) the financial condition of any Loan Party or the performance by any Loan Party of the Obligations; (ii) it has received such information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; and (iii) it has made and continues to make its own credit decisions in taking or not taking action under this Agreement, independently and without reliance upon the Administrative Agent or any other Lender.

(d) The Borrower, each of the Lenders and the Administrative Agent also agree that each of the Lenders shall, as of the Restatement Effective Date, have all of the rights and interests as a Lender in respect of the Loans purchased and assumed by it, to the extent of the rights and obligations so purchased and assumed by it.

(e) Each Lender which is purchasing any portion of the Existing Loans shall deliver to the Administrative Agent immediately available funds in the full amount of the purchase made by it and the Administrative Agent shall, to the extent of the funds so received, disburse such funds to the Existing Lenders that are making sales and assignments in the amount of the portions so sold and assigned.

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Defined Terms. For purposes of this Section 3.01, the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a “United States Person” as defined in Section 7701(a)(30) of the Code,

(A) any Lender that is a “United States Person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed copies of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W- 8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Restatement Effective Date.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. Unless required by Applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this clause (h) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(i) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the Facility Termination Date.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue Term SOFR Loans or to convert Revolving Loans that are Base Rate Loans to Term SOFR Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

3.03 Inability to Determine Rates, etc.

(a) Inability to Determine Rates. If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.03(b), and the circumstances under clause (i) of Section 3.03(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

(b) Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero%, the Successor Rate will be deemed to be zero% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

For purposes of this Section 3.03, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Lenders.

3.04 Increased Costs; Reserves on Term SOFR Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the L/C Issuer any other condition, cost or expense affecting this Agreement or Term SOFR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in clauses (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9)-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. Each Lender may make any Credit Extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Restatement Effective Date (or, in the case of certificates of governmental officials, a recent date before the Restatement Effective Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement and the Reaffirmation Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower and the Guarantors is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect (provided that, with respect to any Organization Documents of any Loan Party which would otherwise be delivered with any such certificate, such Loan Party may provide, in lieu thereof, a certification that such Organization Document has not been amended, modified, revoked or otherwise altered since its delivery to the Administrative Agent on the Original Closing Date (or in connection with any joinder, supplement or other transaction pursuant to which such Person became a Loan Party that occurred after the Original Closing Date) and otherwise remains in full force and effect);

(v) an opinion of Morgan, Lewis & Bockius LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) that there has been no event or circumstance since December 31, 2024 that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(viii) the Audited Financial Statements and the unaudited financial statements of the Borrower referred to in Section 5.05(a) and (b);

(ix) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(x) evidence that all Indebtedness (other than Indebtedness existing on the Restatement Effective Date and otherwise permitted under Section 7.03) has been or concurrently with the Restatement Effective Date is being terminated and all Liens securing any such Indebtedness have been or concurrently with the Restatement Effective Date are being released; and

(xi) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.

(b) (i) Upon the reasonable request of any Lender made at least five (5) Business Days prior to the Restatement Effective Date, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Act, in each case at least three (3) Business Days prior to the Restatement Effective Date and (ii) at least three (3) Business Days prior to the Restatement Effective Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party.

(c) Any fees required to be paid on or before the Restatement Effective Date shall have been paid.

(d) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to the Restatement Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Effective Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Revolving Loan Notice requesting only a conversion of Revolving Loans to the other Type, or a continuation of Term SOFR Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct on and as of the date of such Credit Extension and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects on and as of the date of such Credit Extension, except, in any case, to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Revolving Loan Notice requesting only a conversion of Revolving Loans to the other Type or a continuation of Term SOFR Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V. REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect. The copy of the Organization Documents of each Loan Party provided to the Administrative Agent pursuant to the terms of this Agreement is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of (or the requirement to create) any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Applicable Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholder’s equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited Consolidated balance sheet of the Borrower and its Subsidiaries dated March 31, 2025, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholder’s equity for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Consolidated Subsidiaries not included in such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(c) Since December 31, 2024, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09 Environmental Compliance. The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties. Except as specifically disclosed in Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.11 Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement as of the Restatement Effective Date.

5.12 ERISA Compliance.

(a) Except as would not reasonably be expected to have a Material Adverse Effect: (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws; and (ii) each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service, and to the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect: (i) no ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the PBGC, and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Restatement Effective Date, those listed on Schedule 5.12 hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.

(e) Subject to the accuracy of the Lenders’ representations in Section 9.12, the Borrower represents and warrants as of the Restatement Effective Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments in a manner that will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

5.13 Subsidiaries; Equity Interests. As of the Restatement Effective Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable (in the case of capital stock) and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens. The Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in the Borrower have been validly issued and are fully paid and nonassessable (in the case of capital stock). Part (c) of Schedule 5.13 lists each Domestic Subsidiary of the Borrower that, as of the Restatement Effective Date, is a Guarantor.

5.14 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. (a) The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, taken as a whole; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(b) As of the Restatement Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

5.16 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.17 Taxpayer Identification Number. The Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.

5.18 Intellectual Property; Licenses, Etc. The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, trade secrets, know-how, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrower, no product, service, process, method, substance, part or other material now used, or now contemplated to be used, by the Borrower or any Subsidiary infringes, misappropriates or otherwise violates upon any rights held by any other Person. Except as specifically disclosed in Schedule 5.18, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, there has been no unauthorized use, access, interruption, modification, corruption or malfunction of any information technology assets or systems (or any information or transactions stored or contained therein or transmitted thereby) owned or used by the Borrower or any of its Subsidiaries, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.19 OFAC. Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or Controlled by one or more individuals or entities that are (a) currently the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority or (c) except as consistent with the next succeeding sentence hereof, located, organized or resident in a Designated Jurisdiction. The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

5.20 Anti-Corruption Laws, etc. The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, applicable anti-money laundering laws, and other applicable anti-corruption and anti-money laundering legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.21 Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

5.22 Covered Entities. No Loan Party is a Covered Entity.

5.23 Outbound Investment Rule. Neither the Borrower nor any of its Subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower or such Subsidiary were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement; provided that, notwithstanding subsections (i) and (ii) of this Section but subject in any event to subsection (iii) thereof, the Borrower or any of its Subsidiaries may engage in any activity not prohibited under the Outbound Investment Rules so long as the Borrower or any of its Subsidiaries are otherwise in compliance with the Outbound Investment Rules.

ARTICLE VI. AFFIRMATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Restatement Effective Date and thereafter until the Facility Termination Date, such Loan Party shall, and shall cause each of its Subsidiaries to:

6.01 Financial Statements. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related Consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related Consolidated statements of income or operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, and the related Consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, but in any event not more than seventy-five (75) days after the end of each fiscal year of the Borrower, an annual budget approved by the board of directors of Borrower including, without limitation, an annual income statement, balance sheet and statement of cash flows for the immediately succeeding year on a quarterly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs).

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under subsection (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or, if any such Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c) within a commercially reasonable period, after any written request by the Administrative Agent, copies of any quarterly review submitted to the board of directors (or the audit committee of the board of directors) for the most recently ended fiscal quarter of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(d) within a reasonable period after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) within a commercially reasonable period after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or other written inquiry by such agency that could reasonably be expected to result in a Material Adverse Effect;

(g) within a commercially reasonable period after following any written request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money- laundering rules and regulations, including, without limitation, the Act;

(h) to the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, an updated Beneficial Ownership Certification promptly following any change in the information provided in the Beneficial Ownership Certification delivered to any Lender in relation to such Loan Party that would result in a change to the list of beneficial owners identified in such certification; and

(i) within a commercially reasonable period, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request in writing.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: from time to time, and as to any such documents, the Borrower shall provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents upon the Administrative Agent’s written request therefor to the Borrower. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market- related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.03 Notices. Promptly, but in any event within (i) five (5) Business Days with respect to clause (a) of this Section and (ii) seven (7) Business Days with respect to clauses (b) through (d) of this Section, notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any action, suit, dispute, litigation, investigation, proceeding or suspension involving any Loan Party or any Subsidiary or any of their respective properties and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of any ERISA Event that would reasonably be expected to have a Material Adverse Effect; and

(d) of the public announcement of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, in each case, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non- preservation of which would reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and providing for not less than thirty (30) days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided the Borrower shall only be required to reimburse the Administrative Agent for expenses incurred in connection with one such visit or inspection in any fiscal year to the extent that no Event of Default has occurred and is continuing at the time of such visit or inspection; provided, further, that when an Event of Default exists the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions for general corporate purposes (including the making of Permitted Acquisitions) not in contravention of any Law or of any Loan Document.

6.12 Additional Guarantors. The Borrower will cause each of its Domestic Subsidiaries, whether newly formed, after acquired or otherwise existing (other than NYT Real Estate and Midtown Insurance), to promptly (and in any event within thirty (30) days after such Domestic Subsidiary is formed or acquired (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a Guarantor hereunder by executing and delivering to the Administrative Agent a counterpart of the Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose; provided, that no Immaterial Subsidiary shall be required to become a Guarantor; provided, further, that at any time any Immaterial Subsidiary ceases to be an Immaterial Subsidiary (including as a result of the Subsidiaries of the Borrower designated as Immaterial Subsidiaries exceeding the aggregate threshold set forth in the definition thereof), such Immaterial Subsidiary shall be required to become a Guarantor within thirty (30) days of such Subsidiary ceasing to be an Immaterial Subsidiary. In connection therewith, the Borrower shall, or shall cause such Domestic Subsidiary to, deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a), favorable opinions of counsel to such Person and such other documents or agreements as the Administrative Agent may reasonably request, in each case, in form, content and scope reasonably satisfactory to the Administrative Agent.

6.13 Anti-Corruption Laws; Sanctions; etc. Conduct its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, applicable anti-money laundering laws and other applicable anti-corruption and anti-money laundering legislation in other jurisdictions and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.

ARTICLE VII. NEGATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Restatement Effective Date and thereafter until the Facility Termination Date, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 and any modifications, renewals or extensions thereof and any Lien granted as a replacement or substitute therefor, provided that (i) the property covered thereby is not changed other than improvements thereon or proceeds thereof, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) interest and title of a lessor under any lease, license, sublease or sublicense entered into by the Borrower or any Subsidiary in the ordinary course of its business and other statutory and common law landlords’ Liens under leases;

(e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(f) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(g) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(j) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(k) Liens arising as a matter of law or created in the ordinary course of business in the nature of (i) normal and customary rights of setoff and banker’s liens upon deposits of cash in favor of banks or other depository institutions, (ii) Liens securing reasonable and customary fees for services in favor of banks, securities intermediaries or other depository institutions and (iii) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods;

(l) (i) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (A) interfere in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole, (B) secure any Indebtedness, or (C) with respect to any material property, materially impair the value of such property subject to such lease, license, sublease or sublicense; and (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any Subsidiary;

(m) Liens securing Indebtedness of the type permitted under Section 7.03(g);

(n) in connection with the sale or transfer of any assets in a transaction not prohibited hereunder, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(o) Liens securing Indebtedness to finance insurance premiums owing in the ordinary course of business to the extent such financing is not prohibited hereunder;

(p) Liens on earnest money deposits of cash or cash equivalents made in connection with any Permitted Acquisition;

(q) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements not otherwise prohibited hereunder with the Borrower or any Subsidiary in the ordinary course of business;

(r) Liens on cash deposits in respect of rental agreements in the ordinary course of business;

(s) Liens consisting of restricted cash balances to secure merchant credit card processing and similar services in the ordinary course of business; and

(t) other Liens on property of the Borrower or any of its Subsidiaries; provided that (i) neither the aggregate fair market value of the property encumbered by Liens described in this clause (t), nor the aggregate amount of the Indebtedness and other obligations secured thereby, shall at any time exceed the greater of (A) $225,000,000 and (B) 40% of Consolidated EBITDA for the most recently completed Measurement Period and (ii) at the time of and immediately after giving effect to the incurrence of such Liens on a pro forma basis, (A) no Event of Default shall exist or would result therefrom and (B) the Borrower and its Subsidiaries shall be in pro forma compliance with the financial covenant set forth in Section 7.11.

7.02 Investments. Make any Investments, except:

(a) Investments held by the Borrower or such Subsidiary in the form of cash equivalents;

(b) advances to officers, directors and employees of the Borrower and Subsidiaries (other than officers, directors and employees of Midtown Insurance, in their capacities as such) in an aggregate amount not to exceed $10,000,000 at any time outstanding, for payroll, travel, entertainment, relocation and analogous ordinary business purposes;

(c) (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof or subject to binding commitments in effect on the date hereof, (ii) additional Investments by the Borrower and its Subsidiaries in Loan Parties, (iii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties and (iv) so long as no Specified Default has occurred and is continuing or would result from such Investment, additional Investments by the Loan Parties in Subsidiaries that are not Loan Parties in an aggregate amount invested from the date hereof not to exceed $75,000,000;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.03;

(f) Investments existing on or contractually committed to as of the date hereof (other than those referred to in Section 7.02(c)(i)) and set forth on Schedule 7.02;

(g) Permitted Acquisitions; provided that, for the avoidance of doubt, Permitted Acquisitions by any Loan Party of any Subsidiary that is not (or will not become) a Loan Party shall be subject to the limitation set forth in Section 7.02(c)(iv);

(h) (i) in the event that the Borrower or any of its Subsidiaries forms any Subsidiary in accordance with the terms hereof, Investments consisting of the Equity Interests issued by such Person to the Borrower or such Subsidiary; and (ii) Investments consisting of any additional Equity Interests issued by a wholly-owned Subsidiary of a Person to such Person;

(i) Investments acquired in connection with the settlement of delinquent accounts in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers;

(j) Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;

(k) extensions of trade credit in the ordinary course of business;

(l) Investments in the form of Swap Obligations;

(m) Investments of any Person existing at the time such Person becomes a Subsidiary of the Borrower or consolidates or merges with the Borrower or any of its Subsidiaries (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(n) Investments in Midtown Insurance in the form of capital contributions determined in good faith by the Borrower to be necessary to ensure that Midtown Insurance has adequate assets to conduct its business in accordance with applicable legal and/or regulatory requirements; and

(o) other Investments not to exceed, in any fiscal year of the Borrower, the greater (i) of $225,000,000 and (ii) 40% Consolidated EBITDA for the immediately preceding fiscal year; provided that at the time of and immediately after giving effect to the making of such Investments on a pro forma basis, (x) no Specified Default shall exist or would result therefrom and (y) the Borrower and its Subsidiaries shall be in pro forma compliance with the financial covenant set forth in Section 7.11.

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(c) (i) Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Guarantor, and (ii) Guarantees of any Subsidiary that is not a Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Subsidiary, so long as, in the case of any such Subsidiary that provides a Guarantee in respect of Indebtedness of the Borrower or any other Loan Party, such Subsidiary provides a Guarantee in respect of the Obligations, which Guarantee shall rank at least pari passu in priority of payment in respect of such other Guarantee and is otherwise on substantially similar or better terms (in respect of the Lenders) as the documentation evidencing such other Guarantee;

(d) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) Indebtedness in respect of Capital Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(j); provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $75,000,000;

(f) Indebtedness of the Borrower or any Subsidiary owed to the Borrower or to any Subsidiary, which Indebtedness shall be (i) either (x) on terms reasonably satisfactory to the Administrative Agent, (y) owed to Midtown Insurance in an aggregate amount not in excess of the premiums paid to Midtown Insurance plus outstanding Indebtedness incurred in connection with the capitalization of Midtown Insurance (and otherwise permitted under Section 7.02(n)) and interest thereon or (z) incurred in the ordinary course of cash management by the Borrower and its Subsidiaries consistent with past practice and (ii) otherwise permitted under the provisions of Section 7.02, including, in particular, Section 7.02(c)(iv);

(g) Indebtedness secured by one or more Liens on any of the Encumbered Property; provided that (i) the Indebtedness is not guaranteed by, or otherwise recourse to, the Borrower or any of its other Subsidiaries that are Loan Parties and (ii) the Liens securing such Indebtedness shall attach to no property other than such Encumbered Property;

(h) Indebtedness incurred by the Borrower or any Subsidiary arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including, Indebtedness consisting of the deferred purchase price of property acquired in a Permitted Acquisition), or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or Dispositions of any business or assets (including Equity Interests of a Subsidiary);

(i) Indebtedness of the Borrower or any Subsidiary in respect of Guarantees, performance, statutory or similar obligations (including in connection with workers’ compensation) or obligations in respect of letters of credit, surety bonds, bank guarantees or similar instruments related thereto incurred in the ordinary course of business (including in respect of facility lease obligations), or pursuant to any appeal obligation, appeal bond or letter of credit in respect of judgments;

(j) Indebtedness of the Borrower or any Subsidiary assumed in connection with any Permitted Acquisition or Investment thereof; provided, that such Indebtedness is not incurred in contemplation of such Permitted Acquisition or other Investment;

(k) Indebtedness consisting of incentive, non-compete, consulting, deferred compensation or other similar arrangements entered into in the ordinary course of business with an officer or employee of the Borrower or its Subsidiaries;

(l) Indebtedness owing to insurance companies to finance (i) insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case under clause (i) or (ii), in the ordinary course of business;

(m) Indebtedness under or in connection with (i) any commercial credit card program, (ii) purchasing or “p-card” program or (iii) similar programs, arising in the ordinary course of business;

(n) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts; and

(o) other Indebtedness of the Borrower and its Subsidiaries not otherwise permitted by this Section 7.03 only so long as at the time of and immediately after giving effect to the incurrence thereof on a pro forma basis, (i) no Event of Default shall exist or would result therefrom and (ii) the Consolidated Leverage Ratio, determined on a pro forma basis, does not exceed 3.25:1.00.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Specified Default exists or would result therefrom:

(a) (i) any Subsidiary (other than Midtown Insurance) may merge with the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any Subsidiary may merge with any one or more other Subsidiaries, provided that (A) when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person and (B) Midtown Insurance shall only be permitted to merge with another Subsidiary that is not a Guarantor and that will, after giving effect to such merger, be treated as a captive insurance company for all purposes of this Agreement (including Section 7.17);

(b) in connection with any acquisition otherwise permitted hereunder, any Subsidiary of the Borrower (other than Midtown Insurance) may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of the Borrower and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party shall be the surviving Person;

(c) any Subsidiary that is not a Loan Party (other than Midtown Insurance) may Dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party; and

(d) any Subsidiary (other than Midtown Insurance) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete, replaced, no longer used or useful, unmerchantable, unsaleable or worn out property, whether now owned or hereafter acquired, in each case, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(e) Dispositions permitted by Section 7.04;

(f) Dispositions by the Borrower and its Subsidiaries of cash or cash equivalents, in each case, in a manner not prohibited by the other terms of this Agreement and in the ordinary course of business;

(g) Dispositions of accounts receivable (or notes accepted to evidence same) in connection with the compromise, settlement or collection thereof in the ordinary course of business;

(h) the lease, assignment, license or sub-license or sub-lease of any real or personal property in the ordinary course of business to the extent the same does not materially interfere with the business of the Borrower or any Subsidiary;

(i) Dispositions of Non-Core Assets acquired in connection with a Permitted Acquisition or Investment permitted by Section 7.02 after the Restatement Effective Date;

(j) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(k) Dispositions of any of the Encumbered Property; provided that (i) no less than 75% of the consideration received therefor shall be in cash or cash equivalents and (ii) immediately before and after giving effect to any such Disposition (A) the Borrower shall be in pro forma compliance with the financial covenant set forth in Section 7.11 and (B) no Specified Default shall have occurred and be continuing or would result therefrom; and

(l) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Specified Default shall exist or would result from such Disposition and (ii) the book value of the property Disposed of in reliance on this clause (l) shall not, without the written consent of the Required Lenders, exceed (x) $350,000,000 with respect to any individual Disposition (or any series of related Dispositions consummated on or about the same date) or (y) $700,000,000 in the aggregate for all Dispositions consummated in reliance on this clause (l) during the term of this Agreement;

provided that any Disposition pursuant to subsections (a) through (i) and (k) through (l) shall be for fair market value.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) any Loan Party may make Restricted Payments to any other Loan Party and any Subsidiary of any Loan Party may make Restricted Payments to any Loan Party in any form, including, for the avoidance of doubt, the forgiveness of Indebtedness, in each case, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d) so long as no Specified Default shall have occurred and be continuing or would result therefrom, the Borrower and each Subsidiary may make Restricted Payments in respect of working capital adjustments, purchase price adjustments, or other similar obligations and to satisfy indemnity and other similar obligations in connection with any Permitted Acquisition or other permitted Investment;

(e) the Borrower and each Subsidiary may purchase, redeem, or otherwise acquire for cash Equity Interests issued by the Borrower or a Subsidiary so long as:

(i) immediately before and after giving effect to such purchase, redemption or acquisition, (A) the Borrower and its Subsidiaries shall be in pro forma compliance with the financial covenant set forth in Section 7.11 and (B) no Default shall have occurred and be continuing or would result therefrom, or

(ii) in the case of a purchase, redemption or other acquisition for cash of Equity Interests of the Borrower made pursuant to a plan adopted by the Borrower and which is intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (a “Rule 10b5-1 Plan”), (A) on the effective date of such Rule 10b5-1 Plan, (I) the Borrower would have been permitted to purchase all such Equity Interests pursuant to clause (i) of this Section 7.06(e) and (II) the Consolidated Leverage Ratio, determined on a pro forma basis (assuming all Equity Interests of the Borrower authorized to be purchased, redeemed or otherwise acquired under such Rule 10b5-1 Plan were purchased, redeemed or otherwise acquired on such effective date), does not exceed 3.25:1.00, and (B) such Rule 10b5-1 Plan has a maximum duration of no more than six (6) months from its effective date;

(f) the Borrower may declare and pay Permitted Quarterly Dividends; provided that (i) the Borrower shall declare or make no more than two (2) Permitted Default Dividends during the term of this Agreement and (ii) the Borrower shall not be permitted to declare or make consecutive Permitted Default Dividends; and

(g) the Borrower and each Subsidiary may make other cash or non-cash Restricted Payments so long as

(i) in the case of a dividend, either (A) at the time of its declaration, or (B) both before and after giving effect to the payment of such dividend, (i) the Borrower shall be in pro forma compliance with the financial covenant set forth in Section 7.11, and (ii) no Specified Default shall have occurred and be continuing or would result therefrom; provided that, in the case of a dividend made under clause (A), such dividend is paid within ninety (90) days of its declaration; and

(ii) in the case of any other Restricted Payment, both before and after giving effect to the payment of such other Restricted Payment, (i) the Borrower shall be in pro forma compliance with the financial covenant set forth in Section 7.11, and (ii) no Specified Default shall have occurred and be continuing or would result therefrom.

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Loan Parties on the date hereof or any business substantially related or incidental thereto.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among (a) any of the Loan Parties or (b) any Loan Party and Midtown Insurance (so long as any such transaction, in the case of this clause (b), is consistent with past practice).

7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor; provided that the foregoing shall not apply to (1) restrictions or conditions imposed by Law, or by this Agreement or any other Loan Document, (2) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness (including, for the avoidance of doubt, any Encumbered Property Indebtedness), (3) customary provisions in leases, subleases, licenses, asset sale agreements and other contracts restricting the grant of a security interest therein or the assignment thereof or the assets governed thereby, (4) any agreement in effect at the time any Person becomes a Loan Party, so long as such agreement was not entered into solely in contemplation of such Person becoming a Loan Party, (5)(x) any agreement in connection with Disposition permitted by Section 7.05 pending consummation of such Disposition and (y) customary provisions limiting the disposition or distribution of assets or property in asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements in the ordinary course of business (including agreements entered into in connection with any Investment permitted under Section 7.02), which limitation is applicable only to the assets that are the subject of such agreements pending a sale or merger, (6) customary provisions in agreements with clearing houses or other similar agreements entered into in the ordinary course of business and (7) any restriction or condition relating to Indebtedness permitted by this Agreement to the extent such restrictions are not more restrictive, taken as a whole, as determined by the Borrower in good faith, than those contained herein, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person except, in the case of this clause (iii) only, for (A) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under either of Section 7.03(e) or (g) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness and (B) Cash Management Agreements; provided that any such restriction contained therein relates solely to the accounts related to services provided for in such Cash Management Agreement or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Financial Covenant. Permit the Consolidated Leverage Ratio at any time during any period to be greater than 3.50:1.00; provided that after the consummation of a Material Acquisition, the Borrower may elect (in a writing to the Administrative Agent) to increase the maximum Consolidated Leverage Ratio to 4.00:1.00 for the four (4) consecutive fiscal quarters immediately following the fiscal quarter in which such Material Acquisition is consummated (a “Leverage Increase Period”); provided further that for at least two (2) full fiscal quarters immediately following a Leverage Increase Period, the Consolidated Leverage Ratio covenant level shall return to the applicable level set forth above.

7.12 Limitation on Accounting Changes. Subject to Section 1.03, make or permit any material change in accounting policies without the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed).

7.13 Fiscal Year. Change the fiscal year-end of the Borrower to a date other than December 31 without the consent of the Required Lenders (which consent shall not be unreasonably withheld or delayed).

7.14 Amendments of Organization Documents. Amend any of its Organization Documents in a manner that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

7.15 Sanctions. Directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swing Line Lender, or otherwise) of Sanctions.

7.16 Anti-Corruption Laws, etc. Directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, applicable anti-money laundering laws and other anti-corruption and anti-money laundering legislation in other jurisdictions.

7.17 Midtown Insurance. Notwithstanding anything to the contrary in this Agreement, Midtown Insurance shall not engage in any business other than the business of serving as a captive insurance company for the Borrower and its Subsidiaries (and, in such capacity, insuring the risks of the Borrower and its Subsidiaries) and engaging in such necessary activities related thereto as may be permitted to be engaged in by a captive insurance company pursuant to the captive insurance company rules and regulations applicable to Midtown Insurance.

7.18 Outbound Investment Rule. The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower or such Subsidiary were a U.S. Person or (iii) any other activity that would cause Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement; provided that, notwithstanding anything in clause (b)(i) and (b)(ii) of this Section but subject in any event to clause (a) and clause (b)(iii) hereof, the Borrower or any of its Subsidiaries may engage in any activity not prohibited under the Outbound Investment Rules so long as the Borrower or any of its Subsidiaries are otherwise in compliance with the Outbound Investment Rules.

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an event of default (each, an “Event of Default”):

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) within three (3) days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower or any other Loan Party fails to perform or observe any term, covenant or agreement contained in (i) Section 6.10 and such failure continues for five (5) Business Days or (ii) any of Section 6.03, 6.05, 6.11 or 6.12 or Article VII (as, in the case of any Guarantor, each such provision is applicable to any such Guarantor through Article IV of the Guaranty); or

(c) Other Defaults. The Borrower or any other Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that any Event of Default under this clause (e) as a result of any default under any other Indebtedness shall be immediately cured and no longer continuing under this Agreement as and when any such breach or default (x) is remedied by the Borrower or the applicable Subsidiary or (y) validly waived by the requisite holders of such other Indebtedness, in either case, prior to (I) the exercise of any remedies by the holders of such Indebtedness or (II) the acceleration of all or any of the Loans or termination of any of the Commitments pursuant to Section 8.02; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within forty-five (45) days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claims and does not dispute coverage), or (ii) any one or more non- monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of forty-five (45) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA, which in the case of either of the preceding clauses (i) and (ii), has resulted or would reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document, or it is or becomes unlawful for a Loan Party to perform any of its obligations under any of the Loan Documents; or

(k) Change of Control. There occurs any Change of Control.

Without limiting the provisions of Article VIII, if a Default shall have occurred under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by Administrative Agent (with the approval of the requisite Lenders (in their sole discretion)) as determined in accordance with Section 10.01; and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is expressly waived by the requisite Lenders or by the Administrative Agent with the approval of the requisite Lenders, as required hereunder in Section 10.01.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or Applicable Law or equity;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), or if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Guaranteed Obligations then due hereunder, any amounts received on account of the Guaranteed Obligations shall, subject to the provisions of Sections 2.15 and 2.16, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Guaranteed Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Guaranteed Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Guaranteed Obligations constituting unpaid principal of the Loans, L/C Borrowings and Guaranteed Obligations then owing under Guaranteed Hedge Agreements and Guaranteed Cash Management Agreements and to the to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.15, in each case ratably among the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Guaranteed Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Guaranteed Obligations, if any, in the order set forth above. Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Guaranteed Obligations otherwise set forth above in this Section.

Notwithstanding the foregoing, Guaranteed Obligations arising under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received a Guaranteed Obligations Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX. ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

(a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The parties hereby acknowledge, understand and agree that BofA Securities may, without notice to the Borrower or any other party hereto, assign any and all rights and obligations of BofA Securities under this Agreement and any other Loan Document to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date hereof.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent or the Arranger, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent or the Arranger, as applicable, and its Related Parties:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or the L/C Issuer, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(d) shall not be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or the L/C Issuer; and

(e) shall not be responsible for or have any duty or obligation to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the any of the Loan Documents, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Effective Date specifying its objections.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d) Any resignation by Bank of America as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as the L/C Issuer and Swing Line Lender. If Bank of America resigns as the L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as the L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as the Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

9.07 Non-Reliance on the Administrative Agent, the Arranger and Other Lenders. Each Lender and the L/C Issuer expressly acknowledges that none of the Administrative Agent nor the Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or the Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arranger to any Lender or the L/C Issuer as to any matter, including whether the Administrative Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and the L/C Issuer represents to the Administrative Agent and the Arranger that it has, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and the L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and the L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and the L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Guaranteed Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Guaranteed Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.10 Guaranty Matters. The Lenders (including in their respective capacities as current or potential Cash Management Banks and/or Hedge Banks) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. The Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11 Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements. Except as otherwise expressly set forth herein or in any Guaranty, no Cash Management Bank or Hedge Bank that obtains the benefit of the provisions of Section 8.03 or any Guaranty by virtue of the provisions hereof shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of any Guaranty) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Guaranteed Obligations arising under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Guaranteed Obligations Designation Notice of such Guaranteed Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Guaranteed Obligations arising under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements in the case of a Facility Termination Date.

9.12 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.13 Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE X. MISCELLANEOUS

10.01 Amendments, Etc. Subject to Section 3.03(b) and the last paragraph of this Section 10.01, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) without limiting the generality of clause (a) above, waive any condition set forth in Section 4.02 as to any Credit Extension without the written consent of the Required Lenders;

(c) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any Default, Event of Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(d) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(e) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(f) change Section 2.13, Section 8.03 or any other provision of any Loan Document in a manner that would alter pro rata payments or the pro rata sharing of payments (or, in the case of Section 8.03, the order of application of payments) required thereby without the written consent of each Lender;

(g) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(h) (i) release, or have the effect of releasing, all or substantially all of the value of the Guaranty without the written consent of each Lender, except to the extent the release of the Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone) or (ii) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or other obligation, without the written consent of each Lender;

and, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended or the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any waiver, amendment, consent or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary:

(i) if the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement; and

(ii) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in sub clause (b) below, shall be effective as provided in such clause (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent, the Swing Line Lender, the L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile number, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile number, telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Revolving Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including, without limitation, (A) the reasonable and documented fees, charges and disbursements of one principal outside counsel (as well as one local counsel for any applicable jurisdiction) for the Administrative Agent and its Affiliates and (B) due diligence expenses), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, but limited to the fees, disbursements and other charges of one principal counsel, and, if necessary, of one local counsel in each appropriate jurisdiction, in each case, for all Indemnitees (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, one additional counsel for all such affected Indemnitees)), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including the Indemnitee’s reliance on any Communication executed using an Electronic Signature or in the form of an Electronic Record), the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an

Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clauses (a) or (b) of this Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section 10.04 shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section 10.04 and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the Facility Termination Date.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in clause (b)(i)(B) of this Section 10.06 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in clause (b)(i)(A) of this Section 10.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 10.06 and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Specified Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the L/C Issuer and the Swing Line Lender shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons).

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this clause (vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii) Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 10.06.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.

The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 10.06 (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 10.06; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under clause (b) of this Section 10.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to clause (b) above, Bank of America may, (i) upon thirty (30) days’ notice to the Administrative Agent, the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty (30) days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Revolving Loans that are Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Loans that are Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (x) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (y) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14(c) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder, (ii) the provider of any Platform or other electronic delivery service used by the Administrative Agent, the L/C Issuer and/or the Swing Line Lender to deliver Borrower Materials or notices to the Lenders or (iii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07, (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (z) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 10.07. In addition, the Administrative Agent, the Arrangers and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Arrangers and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section 10.07, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law, including United States Federal and state securities Laws.

Other than with respect to factual descriptions of this Agreement included in disclosure required by certain United States Federal and state securities Laws (including attaching this Agreement as an exhibit to any filing required by the applicable United States Federal or state securities Laws), the Loan Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Administrative Agent, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under Law and then, in any event the Loan Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure.

The Loan Parties consent to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties.

For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any Person.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Guaranteed Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative

Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Integration; Effectiveness. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with Applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that (a) an assignment required pursuant to this Section 10.13 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

Notwithstanding anything in this Section 10.13 to the contrary, (i) the Lender that acts as the L/C Issuer may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or the depositing of Cash Collateral into a Cash Collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE

TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (B) OF THIS SECTION 10.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative

Agent, the Arrangers and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution; Electronic Records; Counterparts.

(a) This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Borrower and each of the Administrative Agent and the Lender Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent, L/C Issuer nor Swing Line Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, without limiting the foregoing, (i) to the extent the Administrative Agent, L/C Issuer and/or Swing Line Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower and/or any Lender Party without further verification and (ii) upon the request of the Administrative Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

(b) Neither the Administrative Agent, L/C Issuer nor Swing Line Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s, L/C Issuer’s or Swing Line Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent, L/C Issuer and Swing Line Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

(c) The Borrower and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement and/or any other Loan Document based solely on the lack of paper original copies of this Agreement and/or such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Lender Party and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.18 Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.19 Subordination. Each Loan Party party hereto (a “Subordinating Loan Party”) hereby subordinates the payment of all obligations and indebtedness of any other Loan Party owing to it, whether now existing or hereafter arising, including any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of the Administrative Agent, a Lender, the L/C Issuer, a Hedge Bank, a Cash Management Bank, and/or an Indemnitee (collectively, the “Guaranteed Parties”) or resulting from such Subordinating Loan Party’s performance under any Loan Document, to the indefeasible payment in full in cash of all Guaranteed Obligations. If the Guaranteed Parties so request after the occurrence and during the continuance of a Default under Section 8.01(a), (f) or (g), any such obligation or indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and performance received by the Subordinating Loan Party as trustee for the Guaranteed Parties and the proceeds thereof shall be paid over to the Guaranteed Parties on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement. Without limitation of the foregoing, so long as no Event of Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to intercompany Indebtedness; provided that, in the event that any Loan Party receives any payment of any intercompany Indebtedness at a time when such payment is prohibited by this Section, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Administrative Agent.

10.20 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each such Loan Party, which information includes the name and address of each such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each such Loan Party in accordance with the Act. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.21 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.22 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guaranty or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the Laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.23 Effectiveness of Amendment and Restatement. On the Restatement Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety. The parties hereto acknowledge and agree that (a) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation or termination of the Obligations (as defined in the Existing Credit Agreement) under the Existing Credit Agreement as in effect immediately prior to the Restatement Effective Date and which remain outstanding; and (b) except for any Obligations (as defined in the Existing Credit Agreement) which are expressly contemplated to be repaid on the Restatement Effective Date and to the extent are in fact so repaid, the Obligations (as amended and restated hereby and which are hereinafter subject to the terms herein) are in all respects continuing, and shall continue to be Guaranteed as provided in the Guaranty, as reaffirmed on the Restatement Effective Date pursuant to the Reaffirmation Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE NEW YORK TIMES COMPANY

By:	/s/ R. Anthony Benten
Name: R. Anthony Benten
Title: Senior Vice President, Treasurer and Chief Accounting Officer

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Jennifer Toney
Name: Jennifer Toney
Title: Assistant Vice President

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Jana L. Baker
Name: Jana L. Baker
Title: Senior Vice President

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Ryan Zimmerman
Name: Ryan Zimmerman
Title: Executive Director

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Steven J. Correll
Name: Steven. J. Correll
Title: Senior Vice President

[Signature Page to Second Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Michael Zick
Name: Michael Zick
Title: Executive Director

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jake Mouncey
Name: Jake Mouncey
Title: Senior Vice President

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Andrew D. Holtz
Name: Andrew D. Holtz
Title: Senior Vice President

TD BANK, N.A., as a Lender

By:	/s/ Evan Waschitz
Name: Evan Waschitz
Title: Vice President

[Signature Page to Second Amended and Restated Credit Agreement]

EXHIBIT A

FORM OF REVOLVING LOAN NOTICE

Date: ___________, _____

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of June 13, 2025 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among The New York Times Company, a New York corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests (select one):

☐ A Borrowing of Revolving Loans	☐ A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the principal amount of $ .

3.	Comprised of .

[Type of Revolving Loan requested]

4.	For Term SOFR Loans: with an Interest Period of months[1].

THE NEW YORK TIMES COMPANY

By:
Name:
Title:

1 NTD: 1, 3 or 6 month Interest Periods.

A-1

Form of Revolving Loan Notice

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date: ___________, _____

To:	Bank of America, N.A., as Swing Line Lender
Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of June 13, 2025 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among The New York Times Company, a New York corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests a Swing Line Loan:

1.	On (a Business Day).

2.	In the amount of $ .

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement. [Prior to delivery of this Swing Line Loan Notice, telephonic notice was provided to Swing Line Lender pursuant to Section 2.04(b) of the Agreement.]

THE NEW YORK TIMES COMPANY

By:
Name:
Title:

B-1

Form of Swing Line Loan Notice

EXHIBIT C

FORM OF NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to [_____________________] or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Second Amended and Restated Credit Agreement, dated as of June 13, 2025 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Form of Note

THE NEW YORK TIMES COMPANY

By:
Name:
Title:

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Note

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: ___________, _____

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of June 13, 2025 (as amended, restated, amended and restated extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among The New York Times Company, a New York corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the [                  ] of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review in all material respects of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by such financial statements.

3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

Form of Compliance Certificate

–or–

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Borrower contained in Article V of the Agreement, and any representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate.

Form of Compliance Certificate

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of       ,     .

THE NEW YORK TIMES COMPANY

By:
Name:
Title:

Form of Compliance Certificate

For the Quarter/Year ended ____________ ___, ______ (“Statement Date”) and the period of four fiscal quarters ended on Statement Date (“Measurement Period”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	Section 7.11 – Consolidated Leverage Ratio.

A. Consolidated Funded Indebtedness at Statement Date (see Schedule 3, Line 9):	$___________

B. Encumbered Property Escrow Amount at Statement Date:	$___________

C. Consolidated EBITDA for Measurement Period (see Schedule 2, Line 15):	$___________

D. Consolidated Leverage Ratio (Line II.A minus II.B ÷ Line I.C):	_____ : 1.00

Maximum permitted:	_____ : 1.00[2]

[2]	3.50 : 1:00, or, if a Leverage Increase Period is in effect, 4.00 : 1.00.

Form of Compliance Certificate

For the Quarter/Year ended ____________ ___, ______ (“Statement Date”) and the period of four fiscal quarters ended on Statement Date (“Measurement Period”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

Consolidated EBITDA

(in accordance with the definition of Consolidated EBITDA

as set forth in the Agreement)

Consolidated EBITDA at such date:

1. Consolidated Net Income for Measurement Period:	$

2. Consolidated Interest Charges, to the extent deducted in calculating Consolidated Net Income for Measurement Period:	$

3. Provisions for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries, to the extent deducted in calculating Consolidated Net Income for Measurement Period:	$

4. Pension, retiree medical and multi-employer benefit payments, to the extent deducted in calculating Consolidated Net Income for Measurement Period:	$

5. Depreciation and amortization expense, to the extent deducted in calculating Consolidated Net Income for Measurement Period:	$

6. Pension-related expenses, to the extent deducted in calculating Consolidated Net Income for Measurement Period:	$

7. Pension service costs, to the extent deducted in calculating Consolidated Net Income for Measurement Period:	$

8. Special pension charges, to the extent deducted in calculating Consolidated Net Income for Measurement Period:	$

9. Withdrawal charges in respect of Multiemployer Plans:	$

10.  Non-recurring cash expenses, costs or charges incurred by Borrower or its Subsidiaries, including, without limitation and by way of example only, severance costs, headquarter redesign costs, and restructuring charges, to the extent deducted in calculating Consolidated Net Income for Measurement Period; provided that the aggregate amount of all such cash expenses, costs or charges added back pursuant to this Line 10 shall not, in the aggregate in Measurement Period, exceed 20% of Consolidated EBITDA in such period (calculated before giving effect to such add back):

$

Form of Compliance Certificate

11.	Pro forma cost-savings and cost synergies (in each case, calculated in accordance with Section 1.03(c) of the Credit Agreement) resulting from Permitted Acquisitions and permitted Dispositions consummated during Measurement Period, solely to the extent that the Borrower has determined in good faith that such cost-savings and cost synergies are reasonably expected to be realized based upon specifically identified and factually supportable actions taken or to be taken within twelve (12) months of the date of such Acquisitions or Dispositions; provided that the aggregate amount of all cost-savings and cost synergies added back pursuant to this Line 11 shall not, in the aggregate in Measurement Period, exceed 10% of Consolidated EBITDA in such period (calculated before giving effect to such add back):	$

12.	Other non-cash charges and losses for Measurement Period (excluding any such non-cash charges or losses to the extent (A) there were cash charges with respect to such charges and losses in past accounting periods or (B) there is a reasonable expectation that there will be cash charges with respect to such charges and losses in future accounting periods):	$

13.	Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries, to the extent deducted in calculating Consolidated Net Income for Measurement Period:	$

14.	All non-cash items increasing Consolidated Net Income for Measurement Period (excluding any such non-cash gains to the extent (A) there were cash gains with respect to such gains in past accounting periods or (B) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods):	$

15.	Consolidated EBITDA (The sum of Line 1 through Line 12 minus Line 13 minus Line 14):	$

Form of Compliance Certificate

For the Quarter/Year ended ____________ ___, ______ (“Statement Date”) and the period of four fiscal quarters ended on Statement Date (“Measurement Period”)

SCHEDULE 3

to the Compliance Certificate

Consolidated Funded Indebtedness

(in accordance with the definition of Consolidated Funded Indebtedness as set forth in the Credit Agreement)

Consolidated Funded Indebtedness at such date:

1.	The outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments:	$

2.	All purchase money Indebtedness:	$

3.	All direct obligations arising under letters of credit (including standby and commercial but excluding letters of credit to the extent of any cash collateral therefor), bankers’ acceptances, bank guaranties, surety bonds and similar instruments:	$

4.	All obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business):	$

5.	Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations:	$

6.	All obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends:	$

7.	Without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in Line 1 through Line 6 above of Persons other than the Company or any Subsidiary:	$

8.	All Indebtedness of the types referred to in Line 1 through Line 7 above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary:	$

9.	Consolidated Funded Indebtedness (Total of Line 1 through Line 8):	$

Form of Compliance Certificate

For the Quarter/Year ended ____________ ___, ______ (“Statement Date”) and the period of four fiscal quarters ended on Statement Date (“Measurement Period”)

SCHEDULE 4

to the Compliance Certificate

Consolidated Interest Charges

(in accordance with the definition of Consolidated Interest Charges as set forth in the Credit Agreement)

Consolidated Interest Changes for Measurement Period:

1.	all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP:	$

2.	all interest paid or payable with respect to discontinued operations	$

3.	the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP:	$

4.	Consolidated Interest Charges (Line 1 + Line 2 + Line 3):	$

Form of Compliance Certificate

EXHIBIT E-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]3 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]4 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]5 hereunder are several and not joint.]6 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other Loan Documents delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities7) and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Documents delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

  [for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

[3]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[4]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[5]	Select as appropriate.
[6]	Include bracketed language if there are either multiple Assignors or multiple Assignees.
[7]	Include all applicable subfacilities.

E-1-1

Form of Assignment and Assumption

3.	Borrower(s): The New York Times Company

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.

Credit Agreement: Second Amended and Restated Credit Agreement, dated as of June 13, 2025, among The New York Times Company, a New York corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender

6.	Assigned Interest[s]:

Assignor[s][8]	Assignee[s][9]	Aggregate Amount of Commitment for all Lenders[10]	Amount of Commitment Assigned	Percentage Assigned of Commitment[11]	CUSIP Number
		$________________	$_________	____________%
		$________________	$_________	____________%
		$________________	$_________	____________%

[7.   Trade Date: __________________]12

Effective Date: ___________, _____ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][13]
[NAME OF ASSIGNOR]

By:
Name:
Title:

[8]	List each Assignor, as appropriate.
[9]	List each Assignee and, if available, its market entity identifier, as appropriate.
[10]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[11]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[12]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.
[13]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

E-1-2

Form of Assignment and Assumption

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S][14]
[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][15] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:][16]

[NAME OF RELEVANT PARTY], as [ ]

By:
Name:
Title:

[14]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[15]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[16]	To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

E-1-3

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

[___________________]17

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, (iv) its Commitments, and the outstanding balance of it Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth herein, and (v) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents [or any collateral thereunder], (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee.

(1) [The][Each] Assignee represents and warrants that:

(i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement;

(ii) it meets all the requirements to be an Eligible Assignee under Section 10.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement);

(iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and the other Loan Documents as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder;

(iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type;

(v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest;

[17]	Describe Credit Agreement at option of Administrative Agent.

E-1-4

Form of Assignment and Assumption

(vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest; and

(vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee;

(2) [The][Each] Assignee agrees that:

(i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; and

(ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.;

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

E-1-5

Form of Assignment and Assumption

EXHIBIT E-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

[Omitted.]

E-2-1

Form of Administrative Questionnaire

EXHIBIT F

FORM OF GUARANTY

[See attached.]

Form of Guaranty

CONTINUING GUARANTY

This CONTINUING GUARANTY, dated as of [      ], 20[  ] (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Guaranty”), is made by each Domestic Subsidiary (such capitalized term and other terms used in this Guaranty to have the meanings set forth in Article I) of The New York Times Company, a New York corporation (the “Borrower”), from time to time party hereto (each individually, a “Guarantor” and, collectively, the “Guarantors”), in favor of BANK OF AMERICA, N.A., as the administrative agent (together with its successor(s) thereto in such capacity, the “Administrative Agent”) for each of the Lenders, each Cash Management Bank and Hedge Bank.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, dated as of September 10, 2019 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the various financial institutions and other Persons from time to time party thereto (the “Lenders”) and the Administrative Agent, the Lenders have extended Commitments to make Loans to the Borrower; and

WHEREAS, as a condition precedent to the making of the Loans under the Credit Agreement, the Guarantors are required to execute and deliver this Guaranty;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Lenders to make Credit Extensions to the Borrower, each Guarantor agrees, for the benefit of each Lender, as follows:

DEFINITIONS

Certain Terms. The following terms when used in this Guaranty, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Administrative Agent” is defined in the preamble.

“Borrower” is defined in the preamble.

“Credit Agreement” is defined in the first recital.

“Domestic Subsidiary” shall means any Subsidiary that is organized under the Laws of any political subdivision of the United States.

“Guarantor” and “Guarantors” are defined in the preamble.

“Guaranty” is defined in the preamble.

“Lenders” is defined in the first recital.

“Qualified ECP Guarantor” shall mean, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 4.15).

Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Guaranty, including its preamble and recitals, have the meanings provided in the Credit Agreement.

GUARANTY PROVISIONS

Guaranty. Each Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably as primary obligor (and not merely as surety) and as a guaranty of payment and performance and not merely as a guaranty of collection:

guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Guaranteed Obligations of each other Loan Party and the Subsidiaries of each Loan Party, as applicable, now or hereafter existing, whether for principal, interest (including interest accruing at the then applicable rate provided in the Credit Agreement after the occurrence of any Default set forth in Section 8.01(f) or (g) of the Credit Agreement, whether or not a claim for post-filing or post-petition interest is allowed under applicable Law following the institution of a proceeding under any Debtor Relief Law), fees, expenses or otherwise (including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. §362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. §502(b) and §506(b)); and

indemnifies and holds harmless each Lender for any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by such Lender (or the Administrative Agent on behalf of the Lenders) in enforcing any rights under this Guaranty;

provided that, each Guarantor shall only be liable under this Guaranty for the maximum amount of such liability that can be hereby incurred without rendering this Guaranty, as it relates to such Guarantor, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. This Guaranty constitutes a guaranty of payment when due and not of collection, and each Guarantor specifically agrees that it shall not be necessary or required that any Lender (or the Administrative Agent on behalf of the Lenders) exercise any right, assert any claim or demand or enforce any remedy whatsoever against any other Loan Party or any other Person before or as a condition to the obligations of such Guarantor hereunder.

Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

Guaranty Absolute, etc. This Guaranty shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full force and effect until the Facility Termination Date has occurred. Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of each Loan Document under which they arise, regardless of any Law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender with respect thereto. The liability of each Guarantor under this Guaranty shall be joint and several, absolute, unconditional and irrevocable irrespective of:

any lack of validity, legality or enforceability of any Loan Document;

the failure of any Lender (or the Administrative Agent on behalf of the Lenders) (i) to assert any claim or demand or to enforce any right or remedy against any Loan Party or any other Person (including any other guarantor) under the provisions of any Loan Document or otherwise, or (ii) to exercise any right or remedy against any other guarantor (including any other Guarantor) of any Guaranteed Obligations;

any change in the time, manner or place of payment of, or in any other term of, all or any part of the Guaranteed Obligations, or any other extension, compromise or renewal of any Guaranteed Obligation;

any reduction, limitation, impairment or termination of any Guaranteed Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Guarantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Guaranteed Obligations or otherwise;

any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Loan Document;

any addition, exchange or release of any Person that is (or will become) a guarantor of the Guaranteed Obligations, or any amendment to or waiver or release of or addition to, or consent to or departure from, any other guaranty held by any Lender (or the Administrative Agent on behalf of the Lenders) in respect of any of the Guaranteed Obligations; or

any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Loan Party, any surety or any Guarantor.

Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Guarantor against any and all of the obligations of such Guarantor now or hereafter existing under this Guaranty or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Guaranty or any other Loan Document and although such obligations of such Guarantor may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Waiver, etc. Each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Lender (or the Administrative Agent on behalf of the Lenders) exhaust any right or take any action against any Loan Party or any other Person (including any other guarantor) or entity, as the case may be.

Postponement of Subrogation, etc. Each Guarantor agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Guaranty or any other Loan Document to which it is a party, nor shall such Guarantor seek or be entitled to seek any contribution or reimbursement from any other Loan Party, in respect of any payment made, under any Loan Document or otherwise, until following the Facility Termination Date. Any amount paid to any Guarantor on account of any such subrogation rights prior to the Facility Termination Date shall be held in trust for the benefit of the Lenders and shall immediately be paid and turned over to the Administrative Agent for the benefit of the Lenders in the exact form received by such Guarantor (duly endorsed in favor of the Administrative Agent, if required), to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with Section 2.7; provided that, if any Guarantor has made payment to the Lenders (or the Administrative Agent on behalf of the Lenders) of all or any part of the Guaranteed Obligations and the Facility Termination Date has occurred, then at such Guarantor’s request, the Administrative Agent (on behalf of the Lenders) will, at the expense of such Guarantor, execute and deliver to such Guarantor appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment. In furtherance of the foregoing, at all times prior to the Facility Termination Date, each Guarantor shall refrain from taking any action or commencing any proceeding against any other Loan Party (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made under this Guaranty to any Lender (or the Administrative Agent on behalf of the Lenders).

Payments; Application. Each Guarantor hereby agrees with each Lender as follows:

Each Guarantor agrees that all payments made by such Guarantor hereunder will be made in the currency of the applicable Guaranteed Obligation to the Administrative Agent, without setoff, counterclaim or other defense and in accordance with Sections 3.01 and 8.03 of the Credit Agreement, free and clear of and without deduction for any Taxes, each Guarantor hereby agreeing to comply with and be bound by the provisions of Sections 3.01 and 8.03 of the Credit Agreement in respect of all payments made by it hereunder and the provisions of which Sections are hereby incorporated into and made a part of this Guaranty by this reference as if set forth herein; provided that, references to the “Borrower” in such Sections shall be deemed to be references to each Guarantor, and references to “this Agreement” in such Sections shall be deemed to be references to this Guaranty.

All payments made hereunder shall be applied upon receipt as set forth in Section 8.03 of the Credit Agreement

Stay of Acceleration. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against a Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor, jointly and severally, immediately upon demand.

Right of Contribution. The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under Applicable Law.

REPRESENTATIONS AND WARRANTIES

Representations. In order to induce the Lenders to enter into the Credit Agreement and make Loans thereunder, each Guarantor represents and warrants to each Lender as set forth below.

The representations and warranties contained in Article V of the Credit Agreement, insofar as the representations and warranties contained therein are applicable to such Guarantor and its properties, are true and correct in all material respects, each such representation and warranty set forth in such Article (insofar as applicable as aforesaid) and all other terms of the Credit Agreement to which reference is made therein, together with all related definitions and ancillary provisions, being hereby incorporated into this Guaranty by reference as though specifically set forth in this Article.

Such Guarantor has knowledge of each other Loan Party’s financial condition and affairs and has adequate means to obtain from the Borrowers and each such Loan Party on an ongoing basis information relating thereto and to such Loan Party’s ability to pay and perform the Guaranteed Obligations, and agrees to assume the responsibility for keeping, and to keep, so informed for so long as this Guaranty is in effect. Such Guarantor acknowledges and agrees that the Lenders (or the Administrative Agent on behalf of the Lenders) shall have no obligation to investigate the financial condition or affairs of any Loan Party for the benefit of such Guarantor nor to advise such Guarantor of any fact respecting, or any change in, the financial condition or affairs of any other Loan Party that might become known to any Lender (or the Administrative Agent) at any time, whether or not such Lender (or the Administrative Agent) knows or believes or has reason to know or believe that any such fact or change is unknown to such Guarantor, or might (or does) materially increase the risk of such Guarantor as guarantor, or might (or would) affect the willingness of such Guarantor to continue as a guarantor of the Guaranteed Obligations.

It is in the best interests of such Guarantor to execute this Guaranty inasmuch as such Guarantor will, as a result of being a Subsidiary of the Borrower, derive substantial direct and indirect benefits from the Loans made from time to time to the Borrowers by the Lenders pursuant to the Credit Agreement, and such Guarantor agrees that the Lenders are relying on this representation in agreeing to make such Loans to the Borrowers.

COVENANTS, ETC.

Covenants. Each Guarantor covenants and agrees that, at all times prior to the Facility Termination Date, it will perform, comply with and be bound by all of the agreements, covenants and obligations contained in the Credit Agreement (including Articles VI and VII and Sections 8.01(f) and (g) of the Credit Agreement) which are applicable to such Guarantor or its properties, each such agreement, covenant and obligation contained in the Credit Agreement and all other terms of the Credit Agreement to which reference is made in this Article, together with all related definitions and ancillary provisions, being hereby incorporated into this Guaranty by this reference as though specifically set forth in this Article.

MISCELLANEOUS PROVISIONS

Loan Document. This Guaranty is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Article X thereof. To the extent of any conflict between the terms contained in this Guaranty and the terms contained in the Credit Agreement, the terms of the Credit Agreement shall control.

Binding on Successors, Transferees and Assigns; Assignment. This Guaranty shall remain in full force and effect until the Facility Termination Date has occurred, shall be jointly and severally binding upon each Guarantor and its respective successors, transferees and assigns and shall inure to the benefit of and be enforceable by each Lender (or the Administrative Agent on behalf of the Lenders) and its respective successors, transferees and assigns; provided that no Guarantor may (unless otherwise permitted under the terms of the Credit Agreement) assign any of its obligations hereunder without the prior written consent of all Lenders.

Amendments, etc. No amendment to or waiver of any provision of this Guaranty, nor consent to any departure by any Guarantor from its obligations under this Guaranty, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent (on behalf of the Lenders or the Required Lenders, as the case may be, pursuant to Section 10.01 of the Credit Agreement) and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Notices. All notices and other communications provided for hereunder shall be in writing or by facsimile and addressed, delivered or transmitted to the appropriate party at the address or facsimile number of such party (in the case of any Guarantor, in care of the Borrower) specified in the Credit Agreement or at such other address or facsimile number as may be designated by such party in a notice to the other party. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any such notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter.

Additional Guarantors. Upon the execution and delivery by any other Person of a supplement in the form of Annex I hereto, such Person shall become a “Guarantor” hereunder with the same force and effect as if it were originally a party to this Guaranty and named as a “Guarantor” hereunder. The execution and delivery of such supplement shall not require the consent of any other Guarantor hereunder, and the rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guaranty.

Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or a Guarantor is made, or any Lender exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Lenders in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Lenders are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this Section 5.6 shall survive termination of this Guaranty.

No Waiver; Remedies. In addition to, and not in limitation of, Sections 2.3 and 2.5, no failure on the part of any Lender (or the Administrative Agent on behalf of the Lenders) to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by Law.

Section Captions. Section captions used in this Guaranty are for convenience of reference only, and shall not affect the construction of this Guaranty.

Severability. If any provision of this Guaranty or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Governing Law; Jurisdiction; Etc. GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING FOR SUCH PURPOSES SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF THE CREDIT AGREEMENT. NOTHING HEREIN CONTAINED SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF ANY OTHER PERSON PARTY HERETO TO BRING PROCEEDINGS AGAINST SUCH PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Counterparts. This Guaranty may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty by facsimile or via other electronic means shall be effective as delivery of a manually executed counterpart of this Guaranty.

ENTIRE AGREEMENT. THIS GUARANTY AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Keepwell. Each Guarantor that is a Qualified ECP Guarantor, at the time a Guaranty by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under such Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Guarantor’s obligations and undertakings under this Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each such Guarantor under this Section shall remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid and performed in full. Each such Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

Acknowledgement Regarding Any Supported OFCs. The provisions set forth in Section 10.22 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

Acknowledgement Regarding Subordination. The Guarantors acknowledge that they shall be subject to the provisions set forth in Section 10.19 of the Credit Agreement, and Section 10.20 of the Credit Agreement is hereby incorporated by reference, mutatis mutandis.

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its Responsible Officer as of the date first above written.

THE NEW YORK TIMES SALES COMPANY

By:
Name:
Title:

NYT CAPITAL, LLC

By:
Name:
Title:

NEW YORK TIMES DIGITAL LLC

By:
Name:
Title:

ACCEPTED AND AGREED:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:

   Title:

[Signature Page to Guaranty]

ANNEX I to

the Guaranty

This SUPPLEMENT, dated as of ____________ ___, 20__ (this “Supplement”), is to the Continuing Guaranty, dated as of ____________ ___, 20__ (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Guaranty”), among the Guarantors (such capitalized term, and other terms used in this Supplement, to have the meanings set forth in Article I of the Guaranty) from time to time party thereto, in favor of BANK OF AMERICA, N.A., as administrative agent (together with its successor(s) thereto in such capacity, the “Administrative Agent”) for each of the Lenders.

W I T N E S S E T H :

WHEREAS, pursuant to the provisions of Section 5.5 of the Guaranty, each of the undersigned is becoming a Guarantor under the Guaranty; and

WHEREAS, each of the undersigned desires to become a “Guarantor” under the Guaranty in order to induce the Lenders to continue to extend Credit Extensions under the Credit Agreement;

NOW, THEREFORE, in consideration of the premises, and for other consideration (the receipt and sufficiency of which are hereby acknowledged), each of the undersigned agrees, for the benefit of each Lender, as follows.

SECTION 1. Party to Guaranty, etc. In accordance with the terms of the Guaranty, by its signature below, each of the undersigned hereby irrevocably agrees to become a Guarantor under the Guaranty with the same force and effect as if it were an original signatory thereto and each of the undersigned hereby (a) agrees to be bound by and comply with all of the terms and provisions of the Guaranty applicable to it as a Guarantor and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct as of the date hereof. In furtherance of the foregoing, each reference to a “Guarantor” and/or “Guarantors” in the Guaranty shall be deemed to include each of the undersigned.

SECTION 2. Waiver, Agreements, etc. Each of the undersigned hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations, this Supplement and the Guaranty and any requirement that any Lender (or the Administrative Agent on behalf of the Lenders) exhaust any right or take any action against any Loan Party or any other Person (including any other Guarantor) or entity, as the case may be. As provided below, this Supplement shall be governed by, and construed in accordance with, the Laws of the State of New York.

SECTION 4. Representations. Each of the undersigned hereby represents and warrants that this Supplement has been duly authorized, executed and delivered by it and that this Supplement and the Guaranty constitute the legal, valid and binding obligations of each of the undersigned, enforceable against it in accordance with its terms.

SECTION 5. Full Force of Guaranty. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect in accordance with its terms.

SECTION 6. Severability. If any provision of this Supplement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Supplement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 7. Indemnity; Fees and Expenses, etc. Without limiting the provisions of any other Loan Document, each of the undersigned agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses incurred in connection with this Supplement, including reasonable attorney’s fees and expenses of the Administrative Agent’s counsel.

SECTION 8. Governing Law, Entire Agreement, etc. THIS SUPPLEMENT WILL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING FOR SUCH PURPOSES SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

SECTION 9. Counterparts. This Supplement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Supplement by facsimile or via other electronic means shall be effective as delivery of a manually executed counterpart of this Supplement.

SECTION 10. ENTIRE AGREEMENT. THIS SUPPLEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be duly executed and delivered by its Responsible Officer as of the date first above written.

[NAME OF ADDITIONAL SUBSIDIARY]

By:
Name:
Title:

ACCEPTED AND AGREED:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

EXHIBIT G-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of June 13, 2025 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among The New York Times Company, a New York corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name: Title: Date: ___________, _____

U.S. Tax Compliance Certificate

EXHIBIT G-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of June 13, 2025 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among The New York Times Company, a New York corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name: Title:

___________, _____

U.S. Tax Compliance Certificate

EXHIBIT G-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of June 13, 2025 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among The New York Times Company, a New York corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name: Title:

___________, _____

U.S. Tax Compliance Certificate

EXHIBIT G-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of June 13, 2025 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among The New York Times Company, a New York corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name: Title:

___________, _____

U.S. Tax Compliance Certificate

EXHIBIT H

FORM OF GUARANTEED OBLIGATIONS DESIGNATION NOTICE

TO:	Bankof America, N.A., as Administrative Agent

	RE:	Second Amended and Restated Credit Agreement, dated as of June 13, 2025, by and among The New York Times Company, a New York corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender (as amended, modified, extended, restated, amended and restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement

DATE:	[Date]

[Name of Cash Management Bank/Hedge Bank] (the “Guaranteed Party”) hereby notifies you, pursuant to the terms of the Credit Agreement, that the Guaranteed Party meets the requirements of a [Cash Management Bank] [Hedge Bank] under the terms of the Credit Agreement and is a [Cash Management Bank] [Hedge Bank] under the Credit Agreement and the other Loan Documents.

Delivery of an executed counterpart of a signature page of this notice by electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

A duly authorized officer of the undersigned has executed this notice as of the day and year set forth above.

___________________________________________,
as a [Cash Management Bank] [Hedge Bank]

By:
Name:
Title:

H

Guaranteed Obligations Designation Notice

EXHIBIT I

FORM OF NOTICE OF LOAN REPAYMENT

Date: ___________, _____18

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of June 13, 2025 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among The New York Times Company, a New York corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower hereby requests to repay19:

Revolving Facility:

Indicate: Applicable Borrower Name	Indicate: Requested Amount	Indicate: Base Rate Loan or Term SOFR Loan	For Term SOFR Loans Indicate: Interest Period[20]

[18]

Note to Borrower. All prepayments submitted under a single Notice of Loan Prepayment must be effective on the same date. If multiple effective dates are needed, multiple Notice of Loan Prepayment will need to be prepared and signed.

[19]	Note to Borrower. Complete a new row for each Committed Borrowing being repaid.
[20]	Note to Borrower. 1, 3, or 6 month Interest Periods.

I-1

Notice of Loan Repayment

THE NEW YORK TIMES COMPANY

By:
Name:
Title

I-2

Notice of Loan Repayment